Exhibit 10.2

Execution Version

MASTER LEASE

between

MRT of Nevada - ATF, LLC and MRT of Texas - ATF, LLC,

as their interests may appear, “Landlord”

and

Concorde Real Estate, LLC, BHR Greenhouse Real Estate, LLC, AAC Las Vegas Outpatient Center, LLC and AAC Dallas Outpatient Center, LLC,

“Tenant”

For the lease of:

Desert Hope Outpatient Center

3441 S. Eastern Avenue

Las Vegas, Nevada 89169

Resolutions Las Vegas

1000 Main Street

Las Vegas, Nevada 89101

Greenhouse Outpatient Center

2301 Avenue J

Arlington, Texas 76006

and

Resolutions Arlington

1075 Wet N Wild Way

Arlington, TX 76011

Dated as of August 9, 2017

Execution Version

MASTER LEASE

THIS MASTER LEASE is dated as of August 9, 2017 (the “Commencement Date”) and is by and among MRT of Nevada—ATF, LLC, a Delaware limited liability (“MRT Las Vegas”), MRT of Texas—ATF, LLC, a Delaware limited liability company (“MRT Arlington”; and, together with MRT Las Vegas, as their interests may appear, “Landlord”), Concorde Real Estate, LLC, a Nevada limited liability company (“Concorde”), BHR Greenhouse Real Estate, LLC, a Texas limited liability company (“Greenhouse”), AAC Las Vegas Outpatient Center, LLC, a Delaware limited liability company (“LVOP”), and AAC Dallas Outpatient Center, LLC, a Delaware limited liability company (“DOP”, collectively with Concorde, Greenhouse and LVOP, the “Tenant”). Landlord and Tenant are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A. MRT Las Vegas owns (a) that certain tract of land located at 3441 S. Eastern Avenue, Las Vegas, Nevada, 89169 in Clark County, Nevada, and more specifically described on Exhibit A-1 attached hereto (the “Desert Hope Land”), (b) all buildings, structures and other improvements of every kind located thereon (the “Desert Hope Improvements”), which Desert Hope Improvements include that certain 2-story building containing approximately 18,990 square feet of space operated as a drug and alcohol rehabilitation outpatient facility on the Desert Hope Land (the “Desert Hope Facility”), and (c) the Desert Hope Fixtures (as defined in Section 1.3) (the Desert Hope Land, the Desert Hope Improvements and the Desert Hope Fixtures are collectively referred to herein as the “Desert Hope Property”).

B. MRT Las Vegas owns (a) that certain tract of land located at 1000 N. Main Street, Las Vegas, Nevada 89101 in Clark County, Nevada, and more specifically described on Exhibit A-2 attached hereto (the “Resolutions LV Land”), (b) all buildings, structures and other improvements of every kind located thereon (the “Resolutions LV Improvements”), which Resolutions LV Improvements include those certain three (3) buildings consisting of approximately 46,097 square feet of space operated as a sober lodging facility on the Resolutions LV Land (the “Resolutions LV Facility”), and (c) the Resolutions LV Fixtures (as defined in Section 1.3) (the Resolutions LV Land, the Resolutions LV Improvements and the Resolutions LV Fixtures are collectively referred to herein as the “Resolutions LV Property”).

C. MRT Arlington owns (a) that certain tract of land located at 2301 Avenue J, Arlington, Texas 76006 in Tarrant County, Texas, and more specifically described on Exhibit A-3 attached hereto (the “Greenhouse Land”), (b) all buildings, structures and other improvements of every kind located thereon (the “Greenhouse Improvements”), which Greenhouse Improvements include that certain 1-story building containing approximately 19,821 square feet of space operated as a drug and alcohol rehabilitation outpatient facility on the Greenhouse Land (the “Greenhouse Facility”), and (c) the Greenhouse Fixtures (as defined in Section 1.3) (the Greenhouse Land, the Greenhouse Improvements and the Greenhouse Fixtures are collectively referred to herein as the “Greenhouse Property”).

D. MRT Arlington owns (a) those certain tracts of land located at 1075 Wet N Wild Way, Arlington, Texas 76011 in Tarrant County, Texas, and more specifically described on Exhibit A-4 attached hereto (the “Resolutions Arlington Land”), (b) all buildings, structures and other improvements of every kind located thereon (the “Resolutions Arlington Improvements”), which Resolutions Arlington Improvements include those certain seven (7) buildings consisting of approximately 64,256 square feet of space operated as sober lodging facility on the Resolutions Arlington Land (the “Resolutions Arlington Facility”), and (c) the Resolutions Arlington Fixtures (as defined in Section 1.3) (the Resolutions Arlington Land, the Resolutions Arlington Improvements and the Resolutions Arlington Fixtures are collectively referred to herein as the “Resolutions Arlington Property”). The Desert Hope Facility, the Resolutions LV Facility, the Greenhouse Facility and the Resolutions Arlington Facility are collectively referred to herein as the “Facilities” and each such facility is sometimes referred to herein, singularly, as a “Facility”. The Desert Hope Property, the Resolutions LV Property, the Greenhouse Property and the Resolutions Arlington Property are collectively referred to herein as the “Properties” and each such property is sometimes referred to herein, singularly, as a “Property”.

E. Concurrently with the execution and delivery of this Master Lease, AAC Holdings, Inc., a Nevada corporation (“Guarantor”), is executing and delivering a Master Lease Guaranty in substantially the form attached hereto as Exhibit B guarantying the obligations of Tenant under this Master Lease (as the same may be amended, modified or reaffirmed from time to time, the “Master Lease Guaranty”).

F. The Parties are entering into this Master Lease to provide for the lease by Landlord to Tenant (from and after the Commencement Date) of the Property of each of the Facilities in a single, integrated and indivisible master lease and economic unit, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, the Parties enter into this Master Lease on the terms, conditions and provisions hereinafter set forth.

1. Lease of the Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms and conditions herein set forth, all of Landlord’s right, title and interest in and to all of the following (collectively, the “Premises”):

1.1. Land. The Desert Hope Land, the Resolutions LV Land, the Greenhouse Land and the Resolutions Arlington Land (collectively, the “Land”);

1.2. Improvements. The Desert Hope Improvements (of which the Desert Hope Facility is a part), the Resolutions LV Improvements (of which the Resolutions LV Facility is a part), the Greenhouse Improvements (of which the Greenhouse Facility is a part) and the Resolutions Arlington Improvements (of which the Resolutions Arlington Facility is a part) (collectively, the “Improvements”);

1.3. Fixtures. With respect to each Facility, all affixed items of equipment (excluding non-movable medical equipment), machinery, fixtures and other items of property, including all components thereof, now and hereafter located in, on or used and incorporated into the Land or the Improvements, including, without limitation, any and all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems, equipment and apparatus, sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, wiring, tubing, central clock systems, doctor register systems, elevators, dumb waiters, intercom systems, nurse call systems, affixed cabinetry and counters, pneumatic tube systems, vacuum cleaning systems, conveyor systems, paging systems, mill work, x-ray protection, pass-through boxes, exhaust systems, laboratory plumbing and piping, medical gas systems, nurse station counters, emergency generators and similar items incorporated into and made a part of the Land or the Improvements, all of which to the greatest extent permitted by law are hereby deemed by the Parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”). The Fixtures relating to (a) the Desert Hope Facility are collectively referred to herein as the “Desert Hope Fixtures”, (b) the Resolutions LV Facility are collectively referred to herein as the “Resolutions LV Fixtures”, (c) the Greenhouse Facility are collectively referred to herein as the “Greenhouse Fixtures, and (d) the Resolutions Arlington Facility are collectively referred to herein as the “Resolutions Arlington Fixtures”); and

1.4. Appurtenant Rights. All easements, licenses, rights-of-way and appurtenances relating to the Land and the Improvements (the “Appurtenant Rights”).

Notwithstanding anything to the contrary herein, the Premises expressly excludes any and all of Tenant’s Personal Property (as defined in Section 8.1), including, but not limited to, licenses, governmental approvals, intellectual property, and other intangible property owned by Tenant.

Notwithstanding that the Parties are entering into this Master Lease to provide for the lease by Landlord to Tenant of the Property of each of the Facilities in a single, integrated and indivisible master lease and economic unit, Landlord and Tenant agree that (a) Concorde shall be the sole tenant under this Master Lease of the Resolutions LV Property, (b) Greenhouse shall be the sole tenant under this Master Lease of the Resolutions Arlington Property, (c) LVOP shall be the sole tenant under this Master Lease of the Desert Hope Property, and (d) DOP shall be the sole tenant under the Master Lease of the Greenhouse Property. All references to

“Tenant” in this Master Lease with respect the Property or Premises shall mean only the entity identified in the preceding sentence as the sole tenant of the Desert Hope Property, the Greenhouse Property, the Resolutions LV Property or the Resolutions Arlington Property, as the case may be. Similarly, all references to a “Property” or the “Premises” in this Master Lease with respect to Tenant shall mean only the specific Property (Desert Hope Property, the Greenhouse Property, the Resolutions LV Property or the Resolutions Arlington Property) of which the entity identified in the preceding sentences is the sole tenant.

2. Primary Term and Renewal Terms.

2.1. Primary Term. This Master Lease shall be effective as of the Commencement Date and shall continue in effect for an initial term (the “Primary Term”) of fifteen (15) years and twenty-three (23) days, ending at 11:59 p.m. (local time of the applicable Property) on August 31, 2032. Tenant acknowledges it has accepted possession of the Premises on or before the Commencement Date. Tenant covenants and agrees with Landlord that Tenant shall continuously operate each Facility for the Permitted Use (as defined in Section 6.3 herein) applicable to each such Facility throughout the Term. For purposes of this Master Lease, the term “Lease Year” shall mean the twelve (12) consecutive month period commencing on the Commencement Date, and each twelve (12) consecutive month period thereafter during the Term.

2.2. Renewal Terms. Unless (a) this Master Lease has been terminated in accordance with its terms, or (b) an Event of Default (as defined in Section 12.1) has occurred and is continuing at the time any extension option may be exercised or at any time after such exercise and prior to the commencement of a Renewal Term (as defined below) or (c) there exists, at the time any extension option may be exercised or at any time after such exercise and prior to the commencement of a Renewal Term, an event or circumstance which, with the giving of notice, the passage of time or both, and in Landlord’s reasonable discretion, may become an Event of Default, the Term (as defined in Section 2.2.1) may be extended by Tenant for two (2) separate renewal terms (each, a “Renewal Term”) of five (5) years each, upon the satisfaction of all of the following terms and conditions:

2.2.1. Prior to the date which is nine (9) months prior to the end of the then current Primary Term or Renewal Term, as applicable, Tenant shall give Landlord written notice that Tenant desires to exercise its right to extend the then current Term with respect to either (a) the entire Premises, (b) both the Desert Hope Property and the Resolutions LV Property exclusively, or (c) both the Greenhouse Property and the Resolutions Arlington Property exclusively, for one (1) Renewal Term; provided, however, if Tenant gives such exercise notice at a time when the extension option is not exercisable due to the occurrence of an event or circumstance as described in Section 2.2(c), then (i) the time period for the giving of such notice automatically shall be deemed extended by the then remaining cure period, if any, applicable to such event or occurrence, and (ii) if such event or circumstance is thereafter timely cured, such notice automatically shall be deemed to have been given on the date as of which such cure has been effected. For avoidance of doubt, Landlord and Tenant acknowledge and agree that any option for a Renewal Term may be exercised with respect to either (a) all Properties subject to this Master Lease, (b) both the Desert Hope Property and the Resolutions LV Property exclusively, or (c) both the Greenhouse Property and the Resolutions Arlington Property exclusively. The Primary Term and any applicable Renewal Term(s) are referred to collectively herein as the “Term”.

2.2.2. All other provisions of this Master Lease shall remain in full force and effect and shall continuously apply throughout the Renewal Term(s).

3. Rent.

3.1. Rent. Subject to adjustment as set forth in Section 3.2 below, annual minimum rent (“Fixed Annual Rent”) payable hereunder shall be in an amount equal to Two Million One Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($2,187,500.00), payable in advance in equal monthly installments of One Hundred Eighty-Two Thousand Two Hundred Ninety-One and 67/100 Dollars ($182,291.67) (“Fixed Monthly Rent”) on the first (1st) day of each calendar month of the Term commencing on the Commencement Date; provided, however, that if such day is not a Business Day (as defined hereinafter), the applicable Fixed Monthly Rent shall be payable on the immediately preceding Business Day. An allocation of the Fixed Annual Rent by each Facility is set forth in Schedule 3.1 attached hereto and incorporated herein. Notwithstanding the foregoing, the Fixed Monthly Rent and Fixed Annual Rent shall not be jointly and severally allocated to Concorde, Greenhouse,

LVOP and DOP. Accordingly, only the Fixed Annual Rent and Fixed Monthly Rent shall be allocated to the Person (as defined in Section 5.4 herein) that is the sole tenant of the Facility for which an allocation is reflected on Schedule 3.1. For illustration purposes, only Concorde shall be liable for the Fixed Annual Rent and Fixed Monthly Rent allocated to the Resolutions LV Facility. In the event less than all of the Properties are renewed for a Renewal Term, the allocations of the Fixed Annual Rent and Fixed Monthly Rent provided on Schedule 3.1 with respect to each Property shall apply to the Renewal Term for such Property. The term “Business Day” shall mean any day on which banking institutions in Nashville, Tennessee are open for the conduct of normal banking business.

3.2. Escalation of Fixed Annual Rent. On the first (1st), second (2nd) and third (3rd) anniversary of the Commencement Date, Fixed Annual Rent will increase to the amount equal to one hundred one and one-half percent (101.5%) of the Fixed Annual Rent in effect for the immediately preceding Lease Year. Thereafter, on the fourth (4th) anniversary of the Commencement Date and on each subsequent anniversary of the Commencement Date occurring during the Primary Term and any Renewal Term, the Fixed Annual Rent will increase to the amount equal to the CPI Factor (as defined herein) multiplied times the Fixed Annual Rent in effect for the immediately preceding Lease Year (provided, however, the new adjusted Fixed Annual Rent shall never be (a) less than the amount equal to one hundred one and one-half percent (101.5%) of the Fixed Annual Rent (or allocation thereof in the event less than all of the Properties are subject to a Renewal Term) in effect for the immediately preceding Lease Year, or (b) more than the amount equal to one hundred three percent (103.0%) of the Fixed Annual Rent (or allocation thereof in the event less than all of the Properties are subject to a Renewal Term) in effect for the immediately preceding Lease Year. The “CPI Factor” is the percentage equal to a fraction, the numerator of which is the Index (as defined herein) most recently published prior to the first day of the new Lease Year (the “Numerator Index”) and the denominator of which is the then current Index on the date that is twelve (12) months prior to the date on which the Numerator Index was published. The term “Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items (1982-84=100), published by the Bureau of Labor Statistics of the United States Department of Labor.

3.3. Proration for Partial Periods. The Fixed Monthly Rent for any partial month during the Term shall be prorated based on actual days elapsed.

3.4. Absolute Net Lease. All Fixed Annual Rent and any other rent payments or other payments or obligations owed to Landlord under this Master Lease shall be absolutely net to Landlord, and, during the entire Term, Landlord shall have no cost obligation, responsibility or liability whatsoever for repairing, operating, maintaining or owning the Premises except for matters caused by, due to or a result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, partners, agents, representatives, contractors, subcontractors, employees, successors or assigns. Accordingly, Tenant shall pay Fixed Annual Rent to Landlord during the Term all Taxes (as defined in Section 4.1), assessments, utility charges, operating expenses, insurance premiums and any other charge or expense, levy, fine, fee or cost in connection with the Premises and the ownership, operation and maintenance, repair and replacement thereof, including but not limited to all expenses and charges, whether for upkeep, maintenance, operation, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, Taxes, utilities, occupational licenses and other permits and other operating or other charges of a like nature, whether known or unknown, ordinary or extraordinary, foreseen or unforeseen, anticipated or unanticipated, and in effect now or enacted hereafter (the foregoing collectively, “Impositions”). Except as otherwise expressly provided in this Master Lease, all Impositions shall be the sole responsibility of Tenant and shall be paid by Tenant thirty (30) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof (or sooner if elsewhere herein required). This provision is not in derogation of the specific provisions of this Master Lease, but in expansion thereof and as an indication of the general intentions of the Parties hereto. Tenant shall continue to pay Fixed Annual Rent and to perform its obligations under this Master Lease even if Tenant claims that Landlord has breached any obligation under this Master Lease or that Tenant has been damaged by any act or omission of Landlord. Therefore, Tenant shall at all times remain obligated to fully and faithfully pay and perform all its obligations under this Master Lease, without any right of set-off, counterclaim, abatement, deduction, or any other reduction. Tenant’s sole right to recover damages against Landlord by reason of a breach or alleged breach of Landlord’s obligations under this Master Lease shall be to pursue, prove and subsequently be awarded by a court of competent jurisdiction a judgment for such damages in a separate action against Landlord.

4. Taxes, Assessments and Other Charges.

4.1. Tenant’s Obligations. Tenant agrees to pay and discharge (including the filing of all required returns) directly to the appropriate assessing authority any and all taxes (including, but not limited to, real estate and personal property taxes, business and occupational license taxes, ad valorem sales, use, single business, gross receipts, transaction privilege, franchise taxes, business privilege, rent or other excise taxes) and other assessments levied or assessed against the Premises, Tenant’s interest therein or against Landlord with respect to this Master Lease and/or the Premises (but excluding any state or federal income tax based upon the net income of Landlord) (individually a “Tax” and collectively, “Taxes”), when same shall become due and, in any event, prior to delinquency or imposition of any fine, penalty, interest or other cost. To the extent that in lieu of the whole or any part of any Taxes levied on the Premises, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax (such as the so-called “margin tax” in Texas), assessment, or a charge based, in whole or in part, upon such rents, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” to be governed by this Section 4. The term “Taxes” shall not include any taxes based solely upon the income of Landlord. All Taxes due and payable for the tax year in which the Term expires shall be prorated equitably between Landlord and Tenant.

4.2. Right to Protest. Landlord and/or Tenant shall have the right, but not the obligation, to protest the amount or payment of any Taxes by appropriate legal proceedings diligently conducted in good faith. Landlord shall, if necessary for Tenant to pursue such protest, join in such protest brought by Tenant, provided that Landlord shall not incur any expense because of any such protest. Tenant shall in advance of such protest provide such good and sufficient undertaking, if any, as may be required by law to accomplish a stay of any foreclosure, and Tenant shall diligently and continuously prosecute any such protest. In the absence of such undertaking, Tenant shall pay any Tax, assessment or other charge before the imposition of any penalty or interest and, in any event, shall remain responsible for the payment of any such penalty or interest. If Landlord receives notice that the taxing authority is about to foreclose on the Premises, Landlord shall be entitled to make a written demand on Tenant to immediately pay such Taxes and if such Taxes are not so paid, Landlord may draw upon any security deposit (or other undertaking by Tenant as described above) by Tenant, if any, and use such funds to pay Taxes then owing. Any funds advanced by Landlord to pay such Taxes shall constitute an obligation of Tenant to Landlord and shall promptly be reimbursed by Tenant to Landlord upon demand.

4.3. Tax Impounds and Tax Escrow. Upon an Event of Default (as defined), Landlord shall have the right, at its option, to require Tenant to (i) immediately deposit with Landlord an amount equal to all Taxes currently due, and (ii) make monthly deposits with Landlord in such amount as will be sufficient to permit Landlord to pay all Taxes in full from such deposits when next becoming due, and (iii) thereafter to deposit with Landlord one-twelfth (1/12) of the current annual Taxes on the first (1st) day of each month in advance, together with such additional amounts as may be required to make payments of Taxes due during said month. All such deposited amounts will be held by Landlord without interest and will be applied by Landlord against the payment of Taxes as they become due. Landlord shall deposit all impounded funds in accounts insured by any federal or state agency and shall not commingle such funds with other funds and accounts of Landlord. Interest or other gains from such funds, if any, shall be the sole property of Landlord. Upon an Event of Default, in addition to any other remedies, Landlord may apply all impounded funds against any sums due from Tenant to Landlord. Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such impounded funds received from Tenant.

4.4. Tax Bills and Receipts. Within ten (10) days after receipt by Landlord or Tenant, as applicable, of a real estate Tax bill relating to the Premises or any part thereof, such Party shall deliver to the other Party a copy of such Tax bill. Tenant will pay all Taxes related to the Premises before the imposition of any penalty or interest on such Tax payment and, in any event, shall remain responsible for the payment of any such penalty or interest. Tenant shall promptly forward to Landlord proof of payment of all Taxes upon receipt of a written request from Landlord.

4.5. Other Charges. Tenant shall contract in its own name for all utilities and services used at the Premises. Tenant agrees to pay and discharge, punctually as and when the same shall become due and payable without penalty, all electricity, gas, garbage collection, cable television, telephone, water, sewer, and other utilities costs and all other charges, obligations or deposits assessed against the Premises during the Term. If Tenant defaults in the payment of any such utility charges, Landlord may, at its option, pay them for Tenant’s account, in which event Tenant shall promptly reimburse Landlord upon demand. Landlord shall have no liability to Tenant for disruption of utilities to the Premises unless such disruption is caused by, due to or a result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors or assigns. Landlord under no circumstances shall be liable to Tenant in damages or otherwise for loss or interruption for utility or other services for Tenant’s business at the Premises unless such loss or interruption is caused by, due to or a result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors or assigns.

5. Insurance.

5.1. General Insurance Requirements. Without limiting the liabilities or indemnification obligations of Tenant, all insurance provided for in this Master Lease shall be maintained under valid and enforceable policies issued by an authorized surplus carrier in the state in which each Property is located, having a general policyholders rating of not less than “A” in the then most current A.M. Best’s Insurance Report, unless otherwise approved by Landlord and any Facility Mortgagee. Any and all third party policies of insurance required under this Master Lease shall name Landlord as an additional insured. In addition, Landlord (and such other parties as Landlord may designate such as any Facility Mortgagee) shall be shown as the loss payee under the casualty insurance policy maintained by Tenant pursuant to Section 5.2. All policies of insurance required herein may be in the form of “blanket” or “umbrella” type policies which shall name Landlord and Tenant as their interests may appear and allocate to the Premises the full amount of insurance required hereunder; provided, however, that such “blanket” or “umbrella” type policies (including, without limitation, the deductible amounts thereunder) are acceptable to and have been approved by Landlord. Satisfactory certificates from the insurers evidencing the existence of all policies of insurance required by this Master Lease and showing the interest of Landlord shall be provided to Landlord prior to the Commencement Date and shall provide that, during the Term, the subject policy may not be canceled, except upon not less than ten (10) days prior written notice to Landlord in the case of cancellation for nonpayment of premium, and not less than thirty (30) days prior written notice to Landlord in the case of cancellation for any other reason. Upon Landlord’s written request following an alleged claim under any such insurance policies, Tenant shall provide Landlord with a complete copy of the insurance policy within thirty (30) days of such written request. Certificates therefor from the insurers evidencing the existence thereof shall be provided to Landlord not less than ten (10) days prior to the expiration dates of the policies. Any claims under any policies of insurance described in this Master Lease shall be adjudicated by and at the expense of Tenant or of its insurance carrier. All insurance policies or certificates shall include provisions for not less than thirty (30) days prior written notice to Landlord of any change in conditions or terms applicable to the Properties.

5.2. Fire and Extended Coverage. Commencing with the Commencement Date and continuing throughout the Term, Tenant shall keep each Property and Tenant’s Personal Property in or on each such Property insured under an all risk property insurance policy covering loss or damage by fire, vandalism and malicious mischief, extended coverage perils and all physical loss perils, including, but not limited to, sprinkler leakage, in an amount not less than 100% of the then Full Insurable Value (as defined hereinafter) and without a coinsurance requirement, and earthquake, windstorm and flood to the extent that any Facility is located in a high hazard zone for any of those perils. Each such policy shall cover a single Property and shall provide endorsements for law and ordinance changes, demolition and increased cost of construction. Notwithstanding any other provision in this Master Lease to the contrary, such insurance shall contain a loss payable clause to the holder of any Facility Mortgage to which this Master Lease shall be subject and subordinate. In addition, the casualty insurance required under this Section 5.2 will include an agreed amount endorsement such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty. The term “Full Insurable Value” shall mean the actual replacement value of the applicable Property (including all improvements, fixtures, major movable equipment and furnishings at the applicable time located in the Improvements or in or on the Property) and every portion thereof, including, if required, any endorsement to include, as part of the coverage, the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction. Such Full Insurable Value may be determined annually by a qualified appraiser on behalf of Landlord, at Landlord’s sole cost and expense. Nothing herein shall be deemed to grant Landlord any interest whatsoever in insurance proceeds for Tenant’s Personal Property which shall remain the sole property of Tenant.

5.3. Commercial General Liability. With respect to each Property, Tenant shall maintain a commercial general liability insurance coverage (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about such Property and the adjoining sidewalks and passageways, and such insurance shall afford protection to Landlord and Tenant in the initial amounts of not less than One Million and No/100 Dollars ($1,000,000.00) per each occurrence and not less than Three Million and No/100 Dollars ($3,000,000) in the aggregate.

5.4. Professional Liability Insurance. With respect to each Property, Tenant shall maintain a professional liability insurance against liability imposed upon Tenant or Landlord for damages on account of professional services rendered or which should have been rendered by Tenant or any Person (as defined hereinafter) for whose acts Tenant is legally liable on account of injury, sickness or disease, including death at any time resulting therefrom, and including damages allowed for loss of service, in a minimum amount of One Million and No/100 Dollars ($1,000,000.00) per each occurrence and Three Million and No/100 Dollars ($3,000,000) in the aggregate. Coverage maintained by Tenant shall be on an “occurrence” basis unless Landlord otherwise consents in writing. For purposes of this Master Lease, the term “Person” shall mean any individual, partnership, association, corporation, limited liability company or other entity.

5.5. Automobile Liability Insurance. With respect to each Property, Tenant shall maintain automobile liability insurance of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence covering all owned, non-owned and hired vehicles.

5.6. Worker’s Compensation. With respect to each Property, Tenant shall at all times maintain adequate workers’ compensation insurance coverage for all persons employed by Tenant on the Property of each such Facility as well as employer’s liability coverage with a limit of not less than One Million and No/100 Dollar ($1,000,000.00) per claim. Such worker’s compensation insurance shall be in accordance with all requirements of applicable laws.

5.7. Business Interruption Insurance. With respect to each Property, Tenant shall, at all times, keep in effect business interruption insurance in an amount at least sufficient to cover each of the following for the period of the next succeeding twelve (12) months following the occurrence of the business interruption: (a) the aggregate of the cost of all Taxes and assessments due for such twelve (12) month period with respect to such Property; (b) the cost of all insurance premiums for insurance required to be carried by Tenant for such twelve (12) month period with respect to such Property; (c) the aggregate of the amount of the Fixed Monthly Rent (taking into account any adjustments thereto described in Section 3.2 above) for such twelve (12) month period with respect to such Property; and (d) the aggregate amount of the monthly estimated additional rent or other amounts to be paid under this Master Lease with respect to such Property, such as utilities and other operating expenses, whether payable to third parties or to Landlord, for such twelve (12) month period. All proceeds of any business interruption insurance shall be applied, first, to the payment of any and all Fixed Monthly Rent payments for such twelve (12) month period; second, to the payment of any Taxes and insurance deposits (to the extent then required hereunder) required for such twelve (12) month period; and any remaining balance of such proceeds shall be paid over to Tenant.

5.8. Deductible Amounts. Except with respect to worker’s compensation insurance, the policies of insurance which Tenant is required to provide under this Master Lease will not have deductibles or self-insured retentions in excess of One Hundred Thousand and No/100 Dollars ($100,000.00).

5.9. Coverage Adjustments. From time to time, Landlord or any Facility Mortgagee may reasonably require Tenant to change the amount or type of insurance, or to add or substitute additional reasonable coverages, required to be maintained by Tenant hereunder, in each case, as may reasonably be necessary to reflect the amounts and kinds of coverages customarily maintained by quality operators of similar facilities in the geographic regions in which a Facility is located however, any such change in the amount of types of insurance shall not be required more than once per a twelve (12) month period.

5.10. Proceeds Deposited with Landlord. In the event Tenant receives or is entitled to receive payment of casualty insurance proceeds in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in connection with damage or casualty to the Improvements or the Fixtures, Tenant shall pay (or cause to be paid) such insurance proceeds to Landlord and Landlord shall hold and disburse such proceeds for the repairing, rebuilding, restoring or replacing of the Premises or any portion thereof subject to the pertinent provisions of this Master Lease and any mortgage held by a Facility Mortgagee.

5.11. Waiver of Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne fully (other than deductible amounts as provided herein) by insurance carriers to the extent provided in this Section 5, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is required under this Section 5. Landlord and Tenant each hereby waive all rights and claims against each other for such losses, provided such waiver of subrogation shall not affect the right of the insureds to recover under their respective insurance policies. Landlord and Tenant agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

5.12. Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Facility Mortgagee and in accordance with this Section 5; (ii) the minimum limits of insurance coverage set forth in this Section 5 shall not limit the liability of Tenant for its acts or omissions as provided in this Master Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any Facility Mortgagee certificates of insurance evidencing that insurance satisfying the requirements of this Master Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 5; (v) in the event any insurance policy required to be maintained by Tenant hereunder contains any breach of warranty provisions, Tenant shall not cause any violations of the policy warranties, declarations or conditions in such policy; and (vi) in the event that Tenant fails to comply with any of the requirements set forth in this Section 5, within three (3) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any sums expended by Landlord in procuring such insurance shall be a monetary obligation and shall be repaid by Tenant.

5.13. Insurance Impounds and Insurance Escrow. Upon the occurrence of an Event of Default, in addition to any other remedies, Landlord shall have the right, at its option, to require Tenant to (i) immediately deposit with Landlord an amount equal to all premiums currently due with respect to the insurance policies required to be maintained by Tenant under this Master Lease, and (ii) make monthly deposits with Landlord in such amount as will be sufficient to permit Landlord to pay all such premiums in full from such deposits when next becoming due, and (iii) thereafter to deposit with Landlord one-twelfth (1/12) of the current annual premiums with respect to such insurance policies on the first (1st) day of each month in advance, together with such additional amounts as may be required to make payments of such premiums due during said month. In such event, Tenant shall advise Landlord of all insurance bills which are due and shall cooperate fully with Landlord in assuring that the same are paid. All such deposited amounts will be held by Landlord without interest and applied by Landlord against the payment of the required insurance premiums as they become due. Landlord shall deposit all impounded funds in accounts insured by any federal or state agency and shall not commingle such funds with other funds and accounts of Landlord. Interest or other gains from such funds, if any, shall be the sole property of Landlord. Upon an Event of Default, in addition to any other remedies, Landlord may apply all impounded funds against any sums due from Tenant to Landlord. Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such impounded funds received from Tenant.

6. Maintenance, Regulatory Compliance, Permitted Use and Miscellaneous Operational Covenants.

6.1. Tenant’s Maintenance Obligations.

6.1.1. Tenant, at Tenant’s sole cost and expense, will keep and maintain the Premises in good appearance, repair and condition, ordinary wear and tear excepted. Tenant shall promptly make or cause to be made all repairs and replacements, interior and exterior, structural and nonstructural (including, without limitation, the heating, plumbing, electrical, mechanical and drainage systems and all structural components, including building walls, roofs, floors, foundations, windows and doors and related systems and equipment), ordinary and extraordinary, foreseen and unforeseen, necessary to (a) keep the Premises in good and lawful order and condition and in compliance with all requirements for the operation of each Facility for the Permitted Use applicable to each such Facility, and (b) maintain all licenses, permits and governmental approvals necessary to operate each such Facility for its Permitted Use, unless such maintenance or repair is caused by, due to or the result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors and assigns. Any repairs and/or replacements shall be Landlord’s property (excluding any replacements of Tenant’s Personal Property) upon installation without any compensation therefor and may not subsequently be removed by Tenant from the Premises, unless required as a subsequent repair or replacement in compliance with this Master Lease. All Tenant’s work in repairing or replacing any part or component of the Premises shall be done utilizing repair or replacement parts of comparable specification and quality as the item so repaired or replaced, shall be done in a good and workmanlike manner and shall be performed and installed free and clear of all liens and encumbrances. Tenant shall promptly replace any glass which may be broken or damaged with glass of comparable kind and quality. Tenant shall surrender the Premises at the expiration of this Master Lease in substantially the same condition as when received, ordinary wear and tear excepted. Tenant will notify Landlord when it becomes aware that any material repairs or replacements (in excess of $50,000.00 in any one instance) need to be made and Landlord shall have the right to monitor, inspect and/or approve of same.

The foregoing maintenance and repair obligations of Tenant shall apply to the entire Premises, including without limitation, the obligation to operate, manage, equip, light and maintain the Land and any areas outside any Facility in good order and repair, including, without limitation, restriping of parking areas; repairing and replacing paving and the substrata thereof for parking, driveway, sidewalk and curb facilities; keeping such areas properly drained, reasonably free of ice, snow, trash, rubbish, waste, and obstructions, and in a neat, clean, orderly and sanitary condition; keeping such areas suitably lit; promptly removing abandoned cars and other debris; maintaining signs, markers, and other means and methods of pedestrian and vehicular traffic control; keeping all bushes adequately mulched, grass cut and plants trimmed and pruned; subject to any applicable water restrictions, keeping all landscaping adequately irrigated; maintenance and repair of the landscaping and the irrigation systems; maintenance and repair of all lighting systems in the parking and walkway areas; maintenance and repair of the storm drainage and sanitary sewer systems; garbage disposal; and maintenance and repair of utility systems serving such areas to the extent that such maintenance and repair are not the obligation of a third party. Landlord shall have no requirement to maintain any portion of Premises. Landlord hereby partially assigns, to the extent assignable and without representation or warranty, any manufacturer, supplier, installer, contractor, and subcontractor warranties that are issued in connection with the construction and/or equipping of the Facilities (the “Project Warranties”) to Tenant such that either Landlord or Tenant will have the right to enforce all Project Warranties without the joinder of the other.

6.1.2. As part of Tenant’s obligations under this Section 6.1, Tenant shall be responsible to maintain (and/or replace in Tenant’s discretion) any equipment or personal property comprising Tenant’s Personal Property, in good condition, ordinary wear and tear excepted.

6.1.3. In the event that any repairs or replacements require that a building permit or other governmental authorization be obtained, the provisions of Section 6.5 herein shall apply to such repair or replacement work. Tenant will repair promptly, at its own expense, any damage to the Premises caused by bringing into the Premises any items of equipment or personal property for Tenant’s use, or by the installation, use or removal of such equipment or personal property, regardless of the cause of such damage. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Premises for any reason whatsoever, unless such maintenance, repair or rebuilding is caused by, due to or a result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors or assigns.

6.1.4. In the event of an Event of Default by Tenant relating to a breach of Tenant’s obligations under this Section 6.1, in addition to Landlord’s remedies under Section 12.2, Landlord may, but shall not be obligated to enter the Premises and cause such maintenance, repair or replacement to be done, as Landlord deems necessary, and Tenant shall, within ten (10) days after receipt of an invoice and reasonable back-up documents, pay to Landlord all out-of-pocket costs actually incurred by Landlord.

6.1.5. Landlord shall not be liable to Tenant or any other Person, including employees and invitees, for death or injury to the person or for loss or damage to property caused by theft, vandalism, water, rain, snow, frost, fire, storm or accident, or by breakage, stoppage, or leakage of water, gas, heating or sewer pipes or plumbing, upon, about or adjacent to the Premises or by any other cause, except to the extent caused by, due to or the result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors or assigns.

6.1.6. Intentionally Omitted.

6.2. Regulatory Compliance.

6.2.1. Tenant shall comply in all material respects with all federal, state and local licensing and other laws and regulations applicable to the operation of each Facility for the Permitted Use applicable to each such Facility.

6.2.2. Upon receipt of written request from Landlord, Tenant will provide copies of all material licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations then maintained by Tenant or any Affiliate (as defined hereinafter) of Tenant or under Tenant’s Control (as defined hereinafter) for the ownership, operation and payment for services related to the applicable Facility. For purposes of this Master Lease, (a) the term “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly Controls (as defined hereinafter), is Controlled by or is under common Control with the such Person, and (b) the term “Control” or “Controls” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

6.2.3. Intentionally Omitted.

6.2.4. Intentionally Omitted.

6.2.5. Upon Landlord’s written request, from time to time during the Term, Tenant shall certify in writing to Landlord and to any other parties as Landlord may designate that Tenant’s representations, warranties and obligations under this Section 6 remain true and correct and have not been breached. Tenant shall promptly notify Landlord in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Tenant shall comply with all legal requirements and directives of any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, special district, or other instrumentality of any government, whether federal, state or local, domestic or foreign, and any self-regulatory organization (each, a “Governmental Authority”) and, upon Landlord’s written request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, any Governmental Authority relating to such an event.

6.2.6. All application, inspection and other fees, costs and charges associated with the issuance and/or change of any licensure or certification for use and/or operation of each Facility for its Permitted Use shall be borne solely by Tenant.

6.2.7. Intentionally Omitted.

6.2.8. Intentionally Omitted.

6.2.9. Intentionally Omitted.

6.2.10. Landlord and Tenant acknowledge that as of the Commencement Date, Tenant and the Facilities are not certified to participate in Medicare and Medicaid (or any successor programs). If, however, during the Term, any of the Facilities participates in Medicare and Medicaid (or any successor programs)

(hereinafter, a “Participating Facility”), Tenant shall substantially comply with applicable laws, rules and regulations relating thereto (including, without limitation, timely filing of Medicare or Medicare cost reports and other material reports required to be filed by any Participating Facility).

6.3. Permitted Use. Tenant shall continuously use and occupy each Property and each Facility during the Term only for the permitted use applicable to such Facility as described in Schedule 6.3 attached hereto and incorporated herein (the “Permitted Use”); and Tenant shall not use any of the Properties or the Facilities for any other purpose without the prior written consent of Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required to use any of the Properties as inpatient treatment centers, outpatient treatment centers and/or sober lodging facilities.

6.4. No Liens; Permitted Contests. Tenant shall not cause or permit any liens, levies or attachments to be placed or assessed against Landlord’s fee or other interest in the Premises or against Tenant’s leasehold interest for any reason. The foregoing shall not prohibit Tenant from granting liens on Tenant’s Personal Property. Tenant, however, shall be permitted in good faith and at its expense to contest the existence, amount or validity of any lien upon Landlord’s fee or other interest in the Premises or Tenant’s leasehold interest by appropriate proceedings sufficient to prevent the collection or execution of the lien or claim so contested, as well as the sale, forfeiture or loss of any of the Premises or any rent to satisfy the same. Tenant shall provide Landlord with security satisfactory to Landlord, in Landlord’s reasonable judgment, to assure the foregoing. Each contest permitted by this Section 6.4 shall be promptly and diligently prosecuted to a final conclusion by Tenant and shall be subject to similar requirements concerning Tenant’s contesting of Taxes.

Tenant shall indemnify the Landlord Indemnified Parties against any loss or expenses incurred as a result of the assertion of any such lien (excluding any liens in favor of any creditor of Landlord or any liens caused by, due to or arising from the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors or assigns), and Tenant covenants and agrees to remove or bond-over any asserted lien by any means permitted by law within thirty (30) days of the assertion of such lien or claim of lien. In the event Tenant fails to remove or bond-over such lien within such thirty (30) day period then, in addition to its other remedies under this Master Lease, Landlord shall have the right to discharge the lien or bond-over the lien by any means permitted by law and, in any such event, Tenant shall pay all costs so incurred by Landlord immediately upon written demand to Tenant. Tenant shall have no right to subject Landlord’s interest in the Premises to any lien to secure any contracts signed by Tenant, and Tenant shall so advise all persons furnishing labor, material or services (including, without limitation, design or engineering services) to the Premises.

6.5. Alterations by Tenant. Subject to the provisions of this Section 6.5 (relating to equipment and personal property), Tenant shall have the right to make non-structural alterations, improvements and modifications to any Facility, from time to time, as it may determine is desirable for the continuing and proper use and maintenance of the Premises under this Master Lease without the consent of Landlord; provided, however, that (a) any alterations, improvements, or modifications to a Facility shall not affect any structural component of the Improvements or substantially change the exterior architecture of any of the Improvements (provided, however, that paint, landscaping and other decorative features shall not be considered a substantial change to the exterior architecture); (b) the cost of such alterations, improvements and/or modifications with respect to a single Facility is not in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) in any rolling twelve (12) month period with respect to such Facility; (iii) all work in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in any one case must be performed by licensed bondable contractors; (iv) all such alterations, improvements and modifications must be compliant with the Americans with Disabilities Act and any similar statutes of the state in which such Facility is located; and (v) any equipment, appliances or other items comprising a part of Tenant’s Personal Property that are replaced shall be deemed, upon installation and/or use, to be the property of Tenant and deemed a part of Tenant’s Personal Property. Landlord hereby confirms its approval and consent to the scope of work contemplated by the documents described in Schedule 6.5 attached hereto and incorporated herein with respect to the Resolutions Arlington Facility. Otherwise, all alterations, improvements and modifications to the Premises and all replacement of equipment, appliances or other items of personal property (other than Tenant’s Personal Property) shall require the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, other than alterations, improvements or modifications which were made to comply with applicable codes, laws or ordinances and with respect to which Tenant provided Landlord with prior written notice and alterations, improvements or modifications with respect to which Landlord granted its prior written consent, at the expiration or earlier termination of this Master Lease Tenant will be obligated to remove all material alterations, improvements and alterations if and to the extent that Landlord directs and to restore the Premises to their original condition as of the Commencement Date (ordinary wear and tear excepted), at Tenant’s sole cost and expense. The cost of all such alterations, improvements, replacements, modifications or other purchases, whether undertaken as a requirement of any on-going licensing or other regulatory requirement or otherwise shall be borne solely and exclusively by Tenant and shall immediately become a part of the Premises and the property of Landlord subject to the terms and conditions of this Master Lease. All work done in connection therewith shall be done in a good and workmanlike manner and in compliance with all existing codes and regulations pertaining to the Premises and shall comply with the requirements of any Facility Mortgagee and insurance policies required under this Master Lease. In the event any items of the Premises have become inadequate, obsolete or worn out or require replacement (by direction of any Governmental Authority), Tenant shall remove such items and exchange or replace the same at Tenant’s sole cost with items that are the functional equivalent and the same shall become part of the Premises and property of Landlord (except to the extent that the replacement is of one or more items of Tenant’s Personal Property, in which case, such replacement item(s) or article(s) will remain Tenant’s Personal Property) and subject to the terms of this Master Lease.

6.6. Intentionally Omitted.

6.7. Upgrade Expenditures. During the Term, within thirty (30) days following each anniversary of the Commencement Date, Tenant shall deliver to Landlord a written report (with supporting documentation reasonably required by Landlord) detailing the Upgrade Expenditures (as defined herein) that Tenant has made to each Facility during the immediately preceding one (1) year period. “Upgrade Expenditures” means expenditures in commercially reasonable amounts to Persons not affiliated with Tenant for upgrades or improvements to any Facility that have the effect of maintaining or improving its competitive position in its respective marketplace, including new or replacement wallpaper, tiles, window coverings, lighting fixtures, painting, upgraded landscaping, carpeting, architectural adornments, common area amenities and the like, including, without limitation, capital improvements or repairs (including repairs or replacements of the roof, structural elements of the walls, parking area or the electrical, plumbing, HVAC or other mechanical or structural systems), the cost of which individually exceeds One Thousand and No/100th Dollars ($1,000.00).

6.8. Signs and Antennas. Tenant shall have the right to place upon the Premises any signs, antennas or other data, voice or image transmission equipment without Landlord’s prior written consent. The installation of any signs, antennas or other data, voice or image transmission equipment shall be completed at Tenant’s sole cost and expense and must comply with all applicable governmental requirements. Tenant, at its sole cost, shall be responsible for obtaining all permits required for such approved signs, antennas or other data, voice or image transmission equipment. Tenant shall maintain such signs, antennas or other data, voice or image transmission equipment, in a good state of repair and shall repair any damage to the Premises arising from the erection, maintenance or removal of such signs, antennas or equipment at the expiration or termination of this Master Lease (normal wear and tear excluded). Upon the expiration or termination of this Master Lease, all signs, antennas or other data, voice or image transmission equipment shall be removed in accordance with Section 8.2 (except for any signs or items of equipment that Landlord requests remain with the Premises by written notice to Tenant or that existed as of the Commencement Date). Tenant shall pay all Taxes, fees or similar charges relating to any signs, antennas or other data transmission equipment that is installed on the Premises.

7. Environmental Matters.

7.1. Representations and Warranties. Tenant represents and warrants to Landlord, which representations and warranties shall survive the execution, delivery and termination of this Master Lease, that (a) neither the Premises nor Tenant is subject to any pending or, to Tenant’s actual knowledge, threatened, investigation or inquiry by any Governmental Authority, or, to Tenant’s actual knowledge, subject to any remedial obligations, concerning Environmental Activities (as defined hereinafter) or Hazardous Materials Laws (as defined hereinafter) that would reasonably be expected to have a Material Adverse Effect (as defined hereinafter), (b) Tenant has not received any written or oral notice or other communication from any Governmental Authority relating to (i) Hazardous Materials Laws; (ii) possible liability of any Person pursuant to any Hazardous Materials Laws; (iii) any other Environmental Condition (as defined hereinafter) that would have a Material Adverse Effect; or (iv) any actual or potential administrative or judicial proceedings in connection with any of the foregoing that, in any such case, would reasonably be expected to have a Material Adverse Effect. For purposes of this Master Lease, the following defined terms shall have the meanings provided for herein:

7.1.1. “Environmental Activities” shall mean, with respect to each Property, the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials (as defined herein) from the Property or located on or present on or under the Property at any time before, on or after the Commencement Date and through the expiration or earlier termination of the Term with respect to such Property.

7.1.2. “Environmental Condition” shall mean, with respect to each Property, any material noncompliance on or about the Property with any Hazardous Materials Law occurring at any time before, on or after the Commencement Date and through the expiration or earlier termination of the Term with respect to such Property.

7.1.3. “Environmental Notice” shall mean any notice or report from a Governmental Authority, whether oral or written, of any the following: (a) any suit, proceeding, investigation, order, consent order, injunction, writ, award, or action related to or affecting the Handling (as defined hereinafter) of any Hazardous Materials on or about the Premises or relating to Tenant’s Operations; (b) any Spill (as hereinafter defined) or Environmental Condition on or about the Premises or relating to Tenant’s Operations (as hereinafter defined); (c) any dispute relating to Tenant’s or any third party’s Handling (as defined hereinafter) of any Hazardous Materials, Spill or Environmental Condition on or about the Premises or relating to Tenant’s Operations; (d) any claims by or against any insurer related to or arising out of any Hazardous Materials, Spill or Environmental Condition on or about the Premises or relating to Tenant’s Operations; (e) any recommendations or requirements of any Governmental Authority, or insurer relating to any Handling of Hazardous Materials, Spill, or Environmental Condition on or about the Premises; (f) any lien imposed or threatened to be imposed on the Premises under any Hazardous Materials Law; (g) any non-compliance with any Hazardous Materials Laws related in any way to the Property;

7.1.4. “Handling” shall mean use, treatment, storage, manufacture, processing, distribution, transport, placement, handling, discharge, generation, production or disposal.

7.1.5. “Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to the Premises or to persons on or about the Premises or cause the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is determined by Landlord to be friable or otherwise in violation of law; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls; (e) medical wastes and biohazards; (f) radon gas; (g) the contents of USTs (as defined in Section 7.4) or similar above-ground storage facilities which may be toxic to the public or to wildlife or vegetation on or near the Premises; and (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or may or could pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

7.1.6. “Hazardous Materials Claims” shall mean any and all investigations, inquiries, enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Materials Laws, together with all claims made or threatened by any third party against the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

7.1.7. “Hazardous Materials Laws” shall mean any local, state or federal laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

7.1.8. “Material Adverse Change” or relatedly “Material Adverse Effect” shall mean any change(s) which (i) has or would reasonably be expected to have a material adverse effect on the financial condition of the business, operations, properties, assets, or liabilities of any single Facility, Tenant or Guarantor, either individually or taken as a whole, or (ii) constitutes a material adverse change in or material adverse effect on the legality, validity or enforceability of this Master Lease or the Master Lease Guaranty, or (iii) constitutes a material adverse change in or material adverse effect upon the existence, perfection or priority of any security interest or lien securing this Master Lease or the value of any collateral securing this Master Lease, or (iv) constitutes a material violation of any material law, regulation or rule of any Governmental Authority that is not cured within sixty (60) days, unless such violation is being contested or appealed by appropriate proceedings, or is unable to be cured within sixty (60) days, or (v) has materially impaired or would reasonably be expected to materially impair the ability of Guarantor to perform the obligations set forth in the Master Lease Guaranty, or (vi) has materially impaired or would reasonably be expected to materially impair the ability of Tenant to perform its obligations or to consummate the transactions under this Master Lease.

7.1.9. “Spill” shall mean any spill, contamination, discharge, leakage, release or escape of any Hazardous Materials in or affecting the Premises, whether sudden or gradual, accidental or anticipated, that has occurred during Tenant’s Operations.

7.2. Compliance with Hazardous Materials Laws. As a material inducement to Landlord to lease the Premises to Tenant, Tenant covenants and warrants that Tenant and Tenant’s Operations (as defined hereinafter) will, at all times, comply in all material respects with all Hazardous Materials Laws. For purposes of this Master Lease, the term “Tenant’s Operations” shall mean the use or occupancy of the Premises by Tenant, and any subtenant, licensee, manager, concessionaire of Tenant, at any time before, on or after the Commencement Date and through the expiration or earlier termination of the Term.

7.3. Right of Entry/Compliance Inspections. Upon reasonable prior notice to Tenant (which shall mean not more than five (5) Business Days prior written notice but not less than two (2) Business Days prior written notice), Landlord and any other Person designated by Landlord, including but not limited to any receiver, any representative of a Governmental Authority or any environmental consultant, shall have the right, but not the obligation, to enter upon the Premises at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Master Lease) to inspect the Premises and to assess any and all aspects of the Environmental Condition of any Premises and its use, including but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Tenant shall cooperate with and provide access to Landlord, and any other Person designated by Landlord. Any such assessment or investigation shall be at Landlord’s sole cost and expense, and shall not unreasonably interfere with Tenant’s Operations.

7.4. Inspections. At its sole cost and expense, Tenant shall have the Premises inspected as may be required by any Hazardous Materials Laws for seepage, spillage and other environmental concerns. Tenant shall maintain and monitor underground storage tanks (“USTs”), if any, as may be required in accordance with all Hazardous Materials Laws. Tenant shall provide Landlord with written, certified results of all such inspections performed on the Premises. All costs and expenses associated with any such required inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Tenant. All inspections and tests performed on the Premises shall be in compliance with all Hazardous Materials Laws.

7.5. UST Compliance. Tenant shall comply with all applicable federal, state and local regulations and requirements regarding USTs, if any, including, without limitation, any of such regulations or requirements which impose (a) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (b) corrective action with respect to confirmed and suspected releases occurring before, on or after the Commencement Date; and (c) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from any such releases. Tenant shall immediately notify Landlord, in writing, of the following, promptly upon acquiring actual knowledge thereof: (i) the presence in, on or under the Premises, or the release from any USTs, if any, in, on or under the Premises, of any Hazardous Materials in material violation of any Hazardous Materials Laws occurring before, on or after the Commencement Date or of which Tenant has actual knowledge, and (ii) any and all enforcement, clean up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Hazardous Materials Laws affecting the Premises. In the event of any such release of any Hazardous Materials from any USTs before, on or after the Commencement Date in, on or under the Premises, Tenant shall promptly remedy such situation in accordance with all Hazardous Materials Laws. Should Tenant fail to remedy or cause the remedy of such situation in accordance with all Hazardous Materials Laws, Landlord shall be permitted to take such actions as required in order to remedy such situation and all reasonable costs incurred in connection therewith.

7.6. Compliance Certificate. Tenant shall, upon Landlord’s written request, deliver to Landlord a certificate stating that Tenant is and has been in compliance with all of the environmental representations, warranties and covenants in this Master Lease.

7.7. Notice to Landlord. Promptly upon receipt of any Environmental Notice from any Person, Tenant shall deliver to Landlord a true, correct and complete copy of any written Environmental Notice or a true, correct, and complete report of any non-written Notice.

7.8. Remediation. In the event of any Spill or Environmental Condition in, on or under the Premises, Tenant shall promptly take all of the following actions, at its sole cost and expense, and without limitation to any other provision of this Master Lease:

7.8.1. notify Landlord, as provided in Section 7.7 herein;

7.8.2. effectuate any remediation required by any Governmental Authority with respect to such Spill or Environmental Condition;

7.8.3. promptly commence and diligently pursue all steps commercially reasonably necessary to clean up any such Spill and any contamination related to the Spill or to remediate or abate such Environmental Condition;

7.8.4. promptly provide Landlord with copies of all reports, data, proposals, test results or analyses, assessment or remediation plans relating to such incidents; and

7.8.5. fully cooperate with Landlord with respect to any such incident, including permitting Landlord to monitor and inspect all activities pursuant to this Section 7.8.

Should Tenant fail to undertake such remediation in accordance with this Section 7.8, Landlord, thirty (30) days after written notice to Tenant (unless in the case of an emergency), shall be permitted to complete such remediation, and all costs incurred by Landlord in connection therewith, shall be deemed to be a monetary obligation hereunder and paid by Tenant to Landlord immediately upon written demand.

7.9. Tenant’s Indemnification of Landlord for Environmental Matters. Tenant hereby agrees that it will indemnify, defend, save and hold harmless the Landlord Indemnified Parties against and from, and will reimburse the Landlord Indemnified Parties with respect to, any and all damages, claims, liabilities, loss, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, whether in court, out of court, in bankruptcy or administrative proceedings or on appeal), penalties, or fines, incurred by or asserted against the Landlord Indemnified Parties by reason or arising out of: (a) the breach of any representation or undertaking of Tenant under this Section 7; (b) the Spill or handling of any Hazardous Materials by Tenant or any subtenant, licensee, concessionaire, manager, or other party occupying or using the Premises before, on or after the Commencement Date and through the expiration or earlier termination of the Term; (c) any loss, cost, expense, claim, or liability arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work required by any Hazardous Materials Laws as a result of any Environmental Condition; (d) any claims of third parties for loss, injury, expense, or damage of any kind or nature arising out of any Environmental Condition or Spill affecting the Premises; and (e) any actual loss of use or actual diminution in value of the Premises as a direct result of any of the foregoing, except if any of the foregoing is caused by, due to or a result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors or assigns. For purposes of this Master Lease, the term “Landlord Indemnified Party” or “Landlord Indemnified Parties” means Landlord, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord. “Landlord Indemnified Parties” shall also include any Facility Mortgagee and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation, or acquisition of all or a substantial portion of the assets and business of the Facility Mortgagee.

7.10. Survival of Indemnities. Notwithstanding anything in this Master Lease to the contrary, the indemnities of Tenant set forth in Section 7.9 shall survive the expiration or termination of this Master Lease, regardless of the method of expiration or termination of this Master Lease.

7.11. Installation. Tenant represents and warrants to Landlord that as of the Commencement Date, there are no fueling facilities, gas/propane tanks, underground or above ground storage tanks, vaults, sumps, hydraulic lifts or any kind or nature, on, in or under the Properties except as disclosed on Schedule 7.11 attached hereto. Tenant shall not during the Term install, any fueling facilities, gas/propane tanks, underground or above ground storage tanks, vaults, sumps, hydraulic lifts or any kind or nature, in each case, without the prior written consent of Landlord which consent shall not unreasonably be withheld, conditioned or delayed.

7.12. Medical Waste. Notwithstanding anything to the contrary in this Master Lease, Landlord acknowledges and agrees that Tenant’s use of the Premises may produce medical waste, and so long as Tenant complies or causes compliance in all material respects with all applicable Hazardous Materials Laws related to the use, handling, storage and disposal of such medical waste, that Landlord will not interfere with Tenant’s use of the medical products that produce such medical waste. Tenant shall handle and dispose of all such medical waste in accordance with all applicable laws and legal requirements and shall fully and completely indemnify, hold harmless and defend the Landlord Indemnified Parties from and against any and all liability, costs, claims or expenses arising from or related to the handling of medical waste on or about the Premises, unless caused by, due to or a result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, agents, representatives, contractors, subcontractors, partners, employees, successors or assigns.

7.13. Certain Permitted Environmental Activities. Notwithstanding the definition of Hazardous Materials or anything else contained in this Master Lease, nothing in this Master Lease is intended to preclude (a) Hazardous Materials existing on or being brought on the Premises in amounts which, individually or in the aggregate, do not constitute a violation of applicable Hazardous Materials Law; (b) the existence on the Premises of standard cleaning fluids, equipment and materials in quantities customarily used and in compliance with Hazardous Materials Laws in connection with business machines and other equipment of the type used by Tenant in connection with Tenant’s Operations; (c) oil and gasoline products in quantities customarily used in compliance with Hazardous Materials Laws in connection with general office, medical or residential usage or that may be incorporated into or otherwise added to motor vehicles used by Tenant in connection with Tenant’s Operations; and (d) fluids, materials, chemicals and substances in quantities customarily used in compliance with Hazardous Materials Laws in the operation of medical, food service and hospitality facilities.

8. Tenant’s Personal Property.

8.1. Tenant’s Personal Property. Tenant at its sole cost and expense shall purchase all items of furniture, equipment, wares, consumables, inventory, supplies, vehicles and other items of personal property as is required or used for the operation of the Facilities for the Permitted Use applicable to each such Facility in accordance with all applicable laws and the requirements of this Master Lease (all of the foregoing are collectively referred to herein as “Tenant’s Personal Property”). Tenant, at its sole cost, shall be responsible for the installation of Tenant’s Personal Property in the Premises. Should Tenant replace any of Tenant’s Personal Property, such replacement items shall be deemed the sole property of Tenant and be deemed a part of Tenant’s Personal Property.

8.2. Removal of Tenant’s Personal Property. Tenant shall have the right in connection with the surrender of the Premises to remove from the Premises all of Tenant’s Personal Property. Any such removal shall be done in a workmanlike manner leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal, normal wear and tear excepted.

8.3. Title to Personal Property Not Removed. Title to any of Tenant’s Personal Property which is not removed by Tenant upon the expiration of the Term shall remain in the name of Tenant and shall not vest in Landlord in any circumstance; provided, however, that Landlord may remove and dispose, at Tenant’s expense, all of Tenant’s Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.

8.4. Intentionally Omitted.

8.5. Intentionally Omitted.

9. Tenant and Guarantor Representations and Warranties. Tenant or Guarantor (as applicable), hereby represent and warrant to Landlord the following, which are true and correct as of the Commencement Date:

9.1. Organization, Authority and Status. Tenant and Guarantor each has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate or company action has been taken to authorize the execution, delivery and performance by Tenant and Guarantor, as applicable, of this Master Lease and the Master Lease Guaranty respectively, and of the other documents, instruments and agreements provided for herein, to which each is a party. Tenant is not, and if Tenant is a “disregarded entity,” the owner or owners of such disregarded entity is/are not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Internal Revenue Code (“Code”) and the regulations promulgated thereunder. Guarantor is not, and if Guarantor is a “disregarded entity,” the owner or owners of such disregarded entity is/are not a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate” or other “person” that is not a United States Person and as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Master Lease on behalf of Tenant and the Person who has executed this Master Lease and the Master Lease Guaranty on behalf of Guarantor in each case is duly authorized to do so.

9.2. Enforceability. This Master Lease is the legal, valid and binding obligation of Tenant and is enforceable against Tenant in accordance with its terms. The Master Lease Guaranty is the legal, valid and binding obligation of Guarantor, and is enforceable against Guarantor in accordance with its terms.

9.3. Solvency. Neither Tenant nor Guarantor has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

9.4. Compliance with Anti-Terrorism Laws. To the knowledge of Tenant and Guarantor, respectively: (i) neither Tenant nor Guarantor is in violation of any Anti-Terrorism Laws (as defined hereinafter) ; (ii) neither Tenant nor Guarantor is, as of the Commencement Date: (A) conducting any business or engaging in any transaction or dealing with any Prohibited Person (as defined hereinafter), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (as defined hereinafter); or (C) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; (iii) neither Tenant nor Guarantor, nor any of their representatives, officers, Affiliates, directors, shareholders or members, as applicable, is a Prohibited Person; and (iv) neither Tenant nor Guarantor nor any holder of any direct or indirect equitable, legal or beneficial interest in Tenant or Guarantor is the subject of any law blocking or prohibiting transactions with such Person, including the USA Patriot Act (as defined hereinafter). Without limiting the foregoing, neither Tenant nor Guarantor engages in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity, including the governments of Cuba, Iran, North Korea, Myanmar and Syria. For purposes of this Master Lease, (a) the term “Anti-Terrorism Law” means any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them, (b) the term “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time, (c) the term “Prohibited Person” means (i) a Person that is listed in the Annex to Executive Order No. 13224, or a Person owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a Person with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list, and (d) the term “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

9.5. Property Condition. Tenant has physically inspected the Premises as of the Commencement Date and has found the same satisfactory in all respects for all of Tenant’s purposes.

9.6. Litigation. Except as disclosed in the periodic and other reports, proxy statements and other materials filed by the Guarantor with the SEC prior to the date hereof, there are no suits, actions, proceedings or investigations pending, or, to the knowledge of Tenant or Guarantor, threatened against or involving Tenant or Guarantor, as applicable, before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

9.7. Absence of Breaches or Defaults. Neither Tenant nor Guarantor is in default under any material document, instrument or agreement to which Tenant or Guarantor is a party or by which Tenant, the Premises or any property of Tenant or Guarantor is subject or bound, and which has had, or would reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Master Lease by Tenant and of the Master Lease Guaranty by Guarantor will not result in any breach of or default under any document, instrument or agreement to which Tenant or Guarantor, respectively, is a party or by which Tenant or Guarantor or any property of Tenant or Guarantor is subject or bound.

10. Landlord Representations and Warranties. Landlord hereby represents and warrants to Tenant and Guarantor as follows:

10.1. Organization, Authority and Status. Landlord has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate or company action has been taken to authorize the execution, delivery and performance by Landlord of this Master Lease, and of the other documents, instruments and agreements provided for herein, to which Landlord is a party. Landlord is not, and if Landlord is a “disregarded entity,” the owner or owners of such disregarded entity is/are not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Master Lease on behalf of Landlord is duly authorized to do so.

10.2. Enforceability. This Master Lease is a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

10.3. Solvency. Landlord has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

10.4. Compliance with Anti-Terrorism Laws. To the knowledge of Landlord: (i) Landlord is not in violation of any Anti-Terrorism Law; (ii) Landlord is not, as of the Commencement Date: (A) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (C) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; (iii) neither Landlord nor any of its officers, Affiliates, directors, shareholders or members, as applicable, is a Prohibited Person; and (iv) neither Landlord nor any holder of any direct or indirect equitable, legal or beneficial interest in Landlord is the subject of any law blocking or prohibiting transactions with such person, including the USA Patriot Act. Without limiting the foregoing, Landlord does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity, including the governments of Cuba, Iran, North Korea, Myanmar and Syria.

11. Financial and Regulatory Reports.

11.1. Reports. Tenant and Guarantor (as applicable) agree to provide Landlord the following reports:

11.1.1. Upon the earlier of the date that is ninety (90) days after the end of each fiscal year of Guarantor and the date such information is filed with the Securities Exchange Commission (“SEC”) a consolidated balance sheet of Guarantor and its subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied in the United States and accounting practices which are recognized as such by the Public Company Accounting Oversight Board (“PCAOB”) and the American Institute of Certified Public Accountants (collectively, “GAAP”), audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards in the United States and the PCAOB (“GAAS”) and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

11.1.2. Upon the earlier of the date that is forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor and the date such information is filed with the SEC, a consolidated balance sheet of Guarantor and its subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP certified by the chief executive officer, chief financial officer, treasurer or controller of Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Guarantor and is subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

11.1.3. Upon ninety (90) days after the end of each fiscal year of Guarantor, internal annual facility operating detail reports for each Facility with census or number of outpatient visits, as applicable, and statements of income or operations.

11.1.4. Upon forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, internal quarterly facility operating detail reports for each Facility with census or number of outpatient visits, as applicable, and statements of income or operations.

11.1.5. Internal monthly facility operating detail reports for each Facility with census and statements of income or operations, in each case, upon Landlord’s written request.

11.1.6. Upon Landlord’s written request, a copy of the “quarterly financial highlights” reports provided to the audit committee of Guarantor’s board of directors from time to time.

11.1.7. To the extent a Facility participates in Medicare and Medicaid, any Medicare and Medicaid cost reports and any amendments thereto filed or received with respect to each Facility and all responses, audit reports, rate letter, correspondence or inquiries with respect to such cost reports, within ten (10) days of filing or receipt of such reports, in each case, upon Landlord’s written request.

11.1.8. Copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached thereto) for each Facility within ten (10) days of receiving such reports, in each case, upon Landlord’s written request.

11.1.9. Any and all notices (regardless of form) from any and all licensing and/or certifying agencies of any deficiencies, or that action is pending or being considered to fine Tenant or to revoke, or suspend a Facility’s license or certification within ten (10) days of receipt of such reports.

11.1.10. Upon Landlord’s written request, evidence of payment by Tenant of any applicable room taxes or similar taxes, within ten (10) days of such request.

Landlord reserves the right to require such other reasonable financial information of Tenant or Guarantor at such other times as it shall deem necessary (but in no event more than once every thirty (30) day period). All financial statements provided by Tenant or Guarantor must be in such form and detail as Landlord and any Facility Mortgagee shall, from time to time, reasonably request, and Tenant agrees to promptly provide same as well as any other information reasonably requested by Landlord or any Facility Mortgagee, provided that Tenant shall not be required to prepare any information that it does not usually prepare for any Facility. Landlord may include financial and other information concerning Tenant and the operations of the Facilities in an offering memorandum, prospectus or other public securities offering disclosures made by Landlord, as well as provide the same to existing and potential Facility Mortgagees and, upon the written consent of Tenant (not to be unreasonably withheld, delayed or conditioned), to buyers, brokers, consultants and other parties deemed appropriate by Landlord.

11.2 Financial Ratio Compliance.

11.2.1 Tenant covenants and agrees that, on each Test Date (as defined hereinafter), the Tenant Portfolio Rent Coverage Ratio (as defined hereinafter) for the twelve (12) month period then ended shall be no less than 1.50 to 1.00, until such time as both the Resolutions LV Facility and the Resolutions Arlington Facility are Fully Operational (as defined hereinafter), and no less than 2.0 to 1.00 on each Test Date following the date on which both the Resolutions LV Facility and the Resolutions Arlington Facility are Fully Operational. For purposes of this Master Lease, (a) the term “Consolidated EBITDAR” shall mean, for any period, an amount equal to (i) the consolidated net income of the business entity being tested and its subsidiaries for such period determined in accordance with GAAP, plus (ii) the sum of the following, to the extent deducted in the calculation of such net income: (A) interest expense; (B) depreciation; (C) income taxes; (D) franchise taxes; (E) amortization; (F) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business; (G) loss from any sales of assets, other than sales in the ordinary course of business; (H) non-cash rent expenses; (I) any extraordinary, unusual, or non-recurring cash charges or expenses for such period (including without limitation, severance, retention bonuses or other similar one time compensation payments made to employees or made in connection with an acquisition); (J) deferred compensation, stock-option or employee benefits-based and other equity-based compensation expenses; (K) fees, costs and expenses in connection with any investment (including any acquisition), asset disposition (including any asset sale), issuance of equity interests or issuance, modification or refinancing of any indebtedness for such period, whether or not such transaction shall have been consummated; (L) any losses or expenses to the extent reimbursable by third parties in connection with any acquisition; (M) unrealized losses in respect of obligations under hedging agreements for such period, (N) any losses or expenses from discontinued operations or incurred in connection with the disposal of discontinued operations in accordance with GAAP for such period (or if not in accordance with GAAP as otherwise reasonably determined by management of business entity being evaluated; (O) the cumulative effect of a change in accounting principles, (P) any expenses in connection with any litigation or claim, (Q) debt discount and debt issuance costs, fees, charges and commissions, in each case incurred in connection with indebtedness (whether or not such indebtedness has been incurred); (R) any losses or expenses in connection with establishing new or materially expanding existing facilities for a period of 6 months prior to the new establishment or material expansion of such facilities and continuing for 12 months after the new establishment or completed material expansion of such facilities; (S) the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition, disposition or restructuring, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDAR from such actions; and (T) rent under any real estate leases; minus (iii) gains from any sales of assets, other than sales in the ordinary course of business; minus (iv) if not already deducted from the calculation of net income, a management fee equal to the greater of (1) seven and one-half percent (7.5%) of net revenues any facility being operated by the business entity being tested and its subsidiaries, and (2) the amount of historically allocated corporate overhead; (b) the term “Tenant Portfolio Rent Coverage Ratio” shall mean, for any period, the ratio of Tenant’s Consolidated EBITDAR for such period to Tenant Consolidated Rent (as defined hereinafter) for such period; (c) the term “Tenant Consolidated Rent” means, for any period, the aggregate Fixed Annual Rent for such period under this Master Lease or other rent paid under other real estate leases under which Tenant is a lessee; (d) the term “Test Date” shall mean the last day of each calendar quarter during the Term, with the first such date to occur on December 31, 2017; (e) the term “Fully Operational” with respect to each of the Resolutions LV Facility and Resolutions Arlington Facility, respectively, shall mean one (1) year following the completion of the renovations to each such Facility and the commencement of Tenant’s Operations at each such Facility following such renovations.

11.2.2 Tenant covenants and agrees that, on each Test Date, the Facility Rent Coverage Ratio (as defined hereinafter) for the combination of the Desert Hope Facility and the Resolutions LV Facility (the “Nevada Facilities”) for the twelve (12) month period then ended shall be no less than 1.50 to 1.0 until such time as the Resolutions LV Facility is Fully Operational and no less than 2.0 to 1.0 on each Test Date following the date on which the Resolutions LV Facility is Fully Operational. Tenant covenants and agrees that, on each Test Date, the Facility Rent Coverage Ratio for the combination of the Greenhouse Facility and the Resolutions Arlington Facility (the “Texas Facilities”) for the twelve (12) month period then ended shall be no less than 1.50 to 1.0 until such time as the Resolutions Arlington Facility is Fully Operational and no less than 2.0 to 1.0 on each Test Date following the date on which the Resolutions Arlington Facility is Fully Operational. For purposes of this Master Lease, (a) the term “Nevada Facilities EBITDAR” shall mean, for any period, the Consolidated EBITDAR for Concorde and LVOP (as tenants of the Nevada Facilities) and their subsidiaries; (b) the term “Texas Facilities EBITDAR” shall mean, for any period, the Consolidated EBITDAR for Greenhouse and DOP (as tenants of the Texas Facilities) and their subsidiaries; (c) the term “Facility Rent Coverage Ratio” shall mean (i) with respect to the Nevada Facilities, for any period, the ratio of Nevada Facilities EBITDAR for such period to Nevada Facilities Rent (as defined hereinafter) for such period, and (ii) with respect to the Texas Facilities, for any period, the ratio of Texas Facilities EBITDAR for such period to Texas Facilities Rent (as defined hereinafter) for such period; (d) the term “Nevada Facilities Rent” means, for any period, the aggregate fixed annual rent payable by Concorde and LVOP (as tenants of the Nevada Facilities) under this Master Lease for such period; (e) the term “Texas Facilities Rent” means, for any period, the aggregate fixed annual rent payable by Greenhouse and DOP (as tenants of the Texas Facilities) pursuant to this Master Lease for such period.

11.2.3 Tenant and Guarantor covenant and agree that, on each Test Date, the Guarantor Rent Coverage Ratio (as defined hereinafter) for Guarantor for the twelve (12) month period then ended shall be no less than 2.5 to 1.0 on each Test Date. For purposes of this Master Lease, (a) the term “Guarantor EBITDAR” shall mean, for any period, the Consolidated EBITDAR for Guarantor and its subsidiaries; (b) the term “Guarantor Rent Coverage Ratio” shall mean, for any period, the ratio of Guarantor EBITDAR for such period to Guarantor Rent (as defined hereinafter) for such period; and (c) the term “Guarantor Rent” means, for any period, the aggregate fixed annual rent payable by Guarantor and its subsidiaries pursuant to any real estate leases and equipment operating leases;

11.2.4 Tenant and Guarantor covenant and agree that, as of each Test Date, Guarantor’s Fixed Charge Coverage Ratio (as defined hereinafter) for the twelve (12) month period then ended shall be not less than 1.5 to 1.00. For the purposes of this Master Lease, (a) the term “Guarantor Fixed Charge Coverage Ratio” means, for any period, the ratio of Guarantor EBITDAR to Guarantor Fixed Charges (as defined hereinafter) for such period; (b) the term “Guarantor Fixed Charges” means, for any period, the aggregate amount, on a consolidated basis, of Guarantor’s and its subsidiaries’ (A) scheduled principal payments for such period in respect of indebtedness, excluding balloon payments and principal payments from time to time on any accounts receivable/payable working capital line of credit provided by a commercial lender, (B) scheduled payments (including but not limited to principal and interest payments and payments under swap agreements) for such period related to equipment financing and/or capital leasing (to the extent not included in clause (A) above), (C) non-financed capital expenditures during such period, excluding construction in progress expenditures, (D) required payments during such period of interest on indebtedness, and (E) scheduled payments of rent for such period on any real estate leases and equipment operating leases.

12. Events of Default and Landlord’s Remedies.

12.1. Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant hereunder (“Event of Default”):

12.1.1. Any representation or warranty of Tenant or Guarantor in this Master Lease or in the Master Lease Guaranty was false in any material respect when made and Tenant or Guarantor, as applicable, fails to correct such inaccuracy within thirty (30) days after receipt by Tenant of written notice from Landlord, provided that if more than thirty (30) days is required for its correction, Tenant or Guarantor, as applicable, shall not be in default if cure is commenced and diligently prosecuted to completion within ninety (90) additional days, unless Landlord, upon good cause shown by Tenant, agrees to a longer cure period;

12.1.2. The failure to pay on or before the date due any Fixed Monthly Rent, Fixed Annual Rent or any part thereof or any other sum or sums of money due or payable to Landlord or a third party pursuant to this Master Lease including but not limited to, Taxes or assessments, utilities, premiums for insurance or other charges or payments required of Tenant under this Master Lease, and such payment is not made within five (5) days after receipt by Tenant of written notice from Landlord regarding the same;

12.1.3. Any unauthorized assignment, subletting or transfer of Tenant’s interest under this Master Lease as a result of non-compliance with the provisions of Section 21 (Assignment and Subletting) and such assignment, sublet or transfer is not authorized or corrected within fifteen (15) days after receipt by Tenant of written notice from Landlord regarding the same;

12.1.4. An assignment by Tenant or Guarantor of all or substantially all of its property for the benefit of creditors (or a transfer in fraud of the creditors of Tenant or Guarantor, as applicable);

12.1.5. The appointment of a receiver, trustee, or liquidator for Tenant or Guarantor, if within five (5) Business Days of such appointment Tenant or Guarantor does not inform Landlord in writing that Tenant or Guarantor, as applicable, intends to cause such appointment to be discharged or Tenant or Guarantor does not thereafter diligently prosecute such discharge to completion within sixty (60) days after the date of such appointment;

12.1.6. The breach by Tenant of the obligation to provide replacement policies of insurance as required in Section 5, above;

12.1.7. The filing by Tenant or Guarantor of a voluntary petition under any federal bankruptcy law or under the law of any state to be adjudicated as bankrupt or for any arrangement or other debtor’s relief, or in the alternative, if any such petition is involuntarily filed against Tenant or Guarantor by any other party and Tenant or Guarantor does not within five (5) Business Days of any such filing inform Landlord in writing of the intent by Tenant or Guarantor, as applicable, to cause such petition to be dismissed, and Tenant or Guarantor does not thereafter diligently prosecute such dismissal, or if such filing is not dismissed within ninety (90) days after filing thereof;

12.1.8. The failure to perform or comply in any material respect with any other term or provision of this Master Lease not requiring the payment of money (except as provided in Section 12.1.6), including, without limitation, the failure to comply in any material respect with the provisions hereof pertaining to the use, operation and maintenance of the Premises; provided, however, if the default described in this Section 12.1.8 is curable the same shall be deemed cured, if: (a) within five (5) Business Days of Tenant’s receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (b) Tenant cures such default within thirty (30) days after such notice from Landlord, unless such default cannot with the exercise of diligent efforts be cured within a period of thirty (30) days because of the nature of the default or delays beyond the control of Tenant, and cure after such thirty (30) day period will not have a material and adverse effect upon the Premises, in which case such default shall not constitute an Event of Default if Tenant uses commercially reasonable efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof, provided, further however, no cure period for such default shall continue for more than one hundred twenty (120) days from Tenant’s receipt of a notice of default from Landlord;

12.1.9. An admission by Tenant or Guarantor of its inability to pay its debts or the voluntary liquidation or dissolution of Tenant or Guarantor;

12.1.10. The occurrence of a Material Adverse Change as to Tenant or Guarantor;

12.1.11. Intentionally omitted;

12.1.12. Intentionally omitted;

12.1.13. Tenant fails to give Landlord notice within ten (10) days of receipt by Tenant that any event set forth in Section 12.1.12, above, has occurred;

12.1.14. Any material breach or default by Guarantor of any of its covenants under this Master Lease or the Master Lease Guaranty, and such breach or default is not cured within thirty (30) days after receipt by Guarantor of written notice from Landlord regarding the same;

12.1.15. The complete abandonment of any Facility or any material portion thereof by Tenant for a period of more than sixty (60) days (provided, however, prior to abandoning any Facility or any material portion thereof for sixty (60) days or more, Tenant shall be required to give Landlord advance written notice of such abandonment explaining the reason and the anticipated duration of such abandonment);

12.1.16. Tenant or Guarantor shall be in default beyond any applicable cure period (including any extensions thereof) of any obligation, in the case of Tenant in excess of One Million and No/100 Dollars ($1,000,000.00) and, in the case of Guarantor, in excess of Fifteen Million and No/100 Dollars ($15,000,000.00); and

12.1.17. Except as set forth in Sections 12.1.1, 12.1.2, 12.1.3, 12.1.5, 12.1.7, 12.1.8, 12.1.14, 12.1.15 and 12.1.16, there shall be no cure period for Events of Default listed in this Section 12.1. All notice and cure periods provided herein shall run concurrently with any notice or cure periods provided by applicable laws. Notwithstanding anything to the contrary herein, for purposes of this Section 12, an Event of Default by Concorde or LVOP with respect to the Facility leased by such entity, shall be an Event of Default under this Master Lease for both Tenants collectively (i.e., Concorde and LVOP), but shall not be an Event of Default under this Master Lease for Greenhouse or DOP. Further, an Event of Default by Greenhouse or DOP with respect to the Facility leased by such entity, shall be an Event of Default under this Master Lease for both Tenants (i.e., Greenhouse and DOP), but shall not be an Event of Default under this Master Lease for Concorde or LVOP. For illustration purposes, if an Event of Default under this Master Lease occurs due to action or inaction of Concorde with respect to the Resolutions LV Property, such Event of Default will be deemed an Event of Default by LVOP with respect to the Desert Hope Facility but will not be an Event of Default of Greenhouse or DOP with respect to the Resolutions Arlington Facility or the Greenhouse Facility.

12.2. Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Master Lease and the laws of the state in which any Facility is located available to a Landlord of real and personal property in the event of a default by its tenant. Without limiting the foregoing, Landlord shall have the right to do any of the following:

12.2.1. Terminate this Master Lease and all rights of Tenant hereunder, provided that a Qualified Successor (as defined in Section 23 hereof) has been designated, by giving Tenant thirty (30) days written notice of such election to terminate, in which event Tenant shall immediately surrender the Premises to the Qualified Successor, and if Tenant fails to surrender the Premises, Landlord may, without prejudice to any other remedy which Landlord may have, expel or remove Tenant and any other Person who may be occupying the Premises, or any part thereof. In such event Landlord may seek such damages and remedies as are available at law or in equity for Tenant’s breach of this Master Lease, including the recovery from Tenant of the following:

12.2.1.1. the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

12.2.1.2. the worth at the time of award of any amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

12.2.1.3. the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

12.2.1.4. any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease; and

12.2.1.5. at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

All “rent” including Fixed Annual Rent, Fixed Monthly Rent and additional rent shall be computed on the basis on the monthly amount thereof payable on the date of Tenant’s default, as the same are to be adjusted thereafter as contemplated by this Master Lease. As used in Sections 12.2.1.1, 12.2.1.2 and 12.2.3 above, the “worth at the time of award” is computed by allowing interest in the per annum amount equal to the Agreed Rate. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the Prime Rate (as defined in Section 12.4).

12.2.2. Enter upon and take possession of the Premises and expel or remove Tenant and any other Person who may be occupying the Premises or any part thereof as well as any and all property, with or without terminating this Master Lease, and any property may be removed and, if removed, stored in a public warehouse or elsewhere at the cost of and for the account of Tenant (provided, however, Tenant shall only be responsible for the cost of removal and storage of Tenant’s Personal Property); and Landlord may from time to time, without terminating this Master Lease, either recover all rent as it becomes due or relet the Premises or any part thereof; and Tenant shall cooperate with Landlord in connection with any proposed transfer to any Qualified Successor to transfer operations; and Tenant covenants and agrees to pay Landlord, on demand, any reasonable cost or expense incurred by Landlord in connection with reletting the Premises or any deficiency in Fixed Annual Rent, Fixed Monthly Rent or additional rent that may arise by reason of such reletting, including, without limitation, brokerage fees, advertising expenses, preparation expenses, alterations and repairs to the Premises, legal expenses, and the cost of performing such of Tenant’s obligations as Landlord determines to be necessary and reasonable.

In the event that Landlord shall elect to relet the Premises, rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness relating to an Event of Default other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid hereunder; and the remainder, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid in full immediately upon demand. Tenant shall also pay to Landlord, as soon as ascertained, any out-of-pocket costs and expenses actually incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting. Notwithstanding any election by Landlord to re-take possession of the Premises pursuant to this provision, Landlord may, at any time thereafter, upon written notice to Tenant, terminate this Master Lease in all respects and exercise other remedies available at law or in equity or herein relating to such termination as a result of a Tenant default.

12.2.3. Enter upon the Premises and take such actions as may be required of Tenant to cure the complained of default; and Tenant covenants and agrees to reimburse Landlord on demand for any expenses, direct or indirect, which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Master Lease.

12.2.4. Intentionally Omitted.

12.2.5. Before or after repossession of the Premises pursuant to Section 12.2.2, and whether or not this Master Lease has been terminated, Landlord shall have the right (but shall be under no obligation) to relet any portion of the Premises to such tenant or tenants, for such term or terms (which may be greater or less than the remaining balance of the Term), for such rent, or such conditions (which may include concessions or free rent) and for such uses, as Landlord, in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall not be responsible or liable for any failure to relet any of the Premises or for any failure to collect any rent due upon any such reletting. Tenant agrees to pay Landlord, immediately upon demand, all out-of-pocket expenses actually incurred by Landlord in obtaining possession and in reletting any of the Premises, including fees, commissions, tenant improvements, alterations, repairs, and costs of attorneys, architects, agents and brokers.

12.2.6. Landlord may pursue all of its legal and equitable remedies, including specific performance.

12.2.7. No re-entry or taking possession of the Premises by Landlord pursuant to Section 12.2.2 or otherwise shall be construed as an election to terminate this Master Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default of Tenant, Landlord may at any time after such reletting elect to terminate this Master Lease for any such default.

Notwithstanding anything to the contrary in this Master Lease, nothing in this Section 12 shall be construed or interpreted as a waiver by Tenant of its rights, if any, under applicable law to require Landlord to mitigate its damages following an Event of Default by Tenant under this Master Lease.

12.3. Receivership. Tenant acknowledges that one of the rights and remedies available to Landlord under applicable law is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of the Premises, to collect the rents, issues, profits and income of the Premises and to manage the operation of the Premises. Tenant further acknowledges that the revocation, suspension or material limitation of a license relating to the operation of a Facility for its Permitted Use under the laws of the state in which such Facility is located will materially and irreparably impair the value of Landlord’s interest in such Facility. Therefore, in any of such events, and in addition to any other right or remedy of Landlord under this Master Lease, Landlord may petition any appropriate court for the appointment of a receiver to take possession of the Premises, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace, to the extent reasonably possible, any such license and provider certification for the Facility or to otherwise substitute the licensee or provider thereof. The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be added to the monthly rent due to Landlord under this Master Lease.

12.4. Late Charges. Tenant acknowledges that the late payment of any Fixed Annual Rent, Fixed Monthly Rent or other amounts due under this Master Lease will cause Landlord to lose the use of such money and incur costs and expenses not contemplated under this Master Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, (a) if any installment of Fixed Monthly Rent or other amounts due under this Master Lease is not paid within five (5) Business Days after the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to five percent (5%) of the amount of all installments of Fixed Monthly Rent and other amounts due under this Master Lease and not paid on the due date; and (b) if any installment of Fixed Monthly Rent or other amounts due under this Master Lease is not paid within ten (10) days following the due date for such payment, such unpaid amount shall accrue interest from the due date for such payment at the Prime Rate plus five percent (5%) per annum (the “Agreed Rate”) (or the maximum rate permitted by law if less than the Agreed Rate, but in no event greater than a total of twelve percent (12%)). As used herein, “Prime Rate” shall mean the prime rate of interest reported in the Wall Street Journal or if the Wall Street Journal ceases to be in existence or for any reason no longer publishes such prime rate, then the Prime Rate shall be the rate announced by a national bank selected by Landlord. Landlord and Tenant agree that this late charge and the accrual of interest at the Agreed Rate represent a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from any such nonpayment and/or delinquent payment by Tenant.

12.5. Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No failure of Landlord to insist at any time upon the strict performance of any provision of this Master Lease or to exercise any option, right, power or remedy contained in this Master Lease shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. A receipt by Landlord of any rent or other sum due hereunder (including any late charge) with knowledge of the breach of any provision contained in this Master Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Master Lease shall be deemed to have been made unless expressed in a writing signed by Landlord.

12.6. Performance of Tenant’s Obligations by Landlord. If Tenant, at any time, shall fail to make any payment or perform any act on its part required to be made or performed under this Master Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default of Tenant hereunder and after Tenant’s failure to take such action within fifteen (15) days of receipt of written notice from Landlord, make any such payment or perform any such act for the account and at the expense of Tenant, and may enter upon the Premises for the purpose of taking all such action thereon as may be reasonably necessary therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by Landlord.

12.7. Default by Landlord.

12.7.1. If Landlord defaults in the observance or performance of any covenant, condition or obligation in this Master Lease on its part to be observed or performed, Landlord shall have thirty (30) days after receiving written notice from Tenant stating the default complained of and referring to the Section in this Master Lease relied on by Tenant, to correct any such default, or if such default is not reasonably capable of being corrected within such thirty (30) days to commence to correct the same during such thirty (30) days, and thereafter proceed to correct the same with diligence.

12.7.2. If Landlord fails to correct any such default or to diligently pursue the correction as provided for herein, then Tenant may sue Landlord for its actual damages directly resulting from such default by Landlord, including, without limitation, such additional sums as the court may adjudge reasonable as attorneys’ fees in any successful suit or action instituted by Tenant to enforce the provisions of this Master Lease, but excluding consequential damages, punitive or special damages. Tenant may further obtain injunctive relief if and only if necessary to maintain operation of a Facility or comply with applicable governmental requirements.

12.7.3. The liability of Landlord (and its successors and assigns) to Tenant (or any Person claiming by, through or under Tenant) for any default by Landlord under the terms of this Master Lease or any matter relating to or arising out of the occupancy or use of the Premises or otherwise shall be recoverable only from the interest of Landlord in the Premises, and Landlord (and its members, managers, officers, employees, successors and assigns) shall not be personally liable for any deficiency. Landlord may transfer any portion of the Premises and any of its rights under this Master Lease and Landlord, and any such transferee, shall only be liable under this Master Lease during the period of its, or their, ownership. If Landlord assigns its rights under this Master Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date and provided further that Landlord provides written notice to Tenant of such assignment promptly following the effective date of such assignment (Landlord shall not be released from any obligations until it has complied with the provisions of this Section 12.7.3).

12.8. Delays. Whenever this Master Lease requires any act (other than the payment of a liquidated sum of money, such as rental payments, taxes, utilities, etc.) by Landlord or Tenant within a certain period of time or by a certain time, the time for the performance of such act shall be extended by the period of any delay caused by war, strikes, lockouts, labor troubles, civil commotion, storms, electrical blackouts or other power failure, unpreventable material shortages, casualties, riots, acts of God or other conditions or events beyond the control of the obligated Party, and, with respect to construction matters, delays considered excusable under the obligated Party’s construction contract (collectively “Force Majeure”). Written notice of such delay and the cause and circumstances thereof shall be given to the other Party promptly after the commencement of such delay and such delay becoming known by the obligated Party.

13. Damage by Fire or Other Casualty.

13.1. Handling of Insurance Proceeds. All proceeds for damage to the Improvements or the Fixtures from any policy of property damage insurance required by Section 5.2 of this Master Lease shall be paid to Landlord and held in trust by Landlord (except as provided in Section 13.7) and shall be made available for reconstruction or repair of any damage to or destruction of the Property of any Facility to which such proceeds relate, and shall be paid out by Landlord from time to time in accordance with and subject to the provisions hereof for the cost of such reconstruction or repair, subject to reasonable and customary controls to ensure funds disbursed by Landlord are in fact used for such purpose. Tenant shall be entitled to the proceeds of any business interruption insurance in excess of the Monthly Fixed Rent due under this Master Lease with respect to the Facility to which such proceeds relate. If neither Landlord nor Tenant is required or elects to repair or restore such damaged Facility, and the Master Lease is terminated with respect to such Facility without purchase by Tenant at the election of Landlord, then all such insurance proceeds shall be retained by Landlord less the proceeds of the business interruption insurance in excess of the Fixed Monthly Rent and all amounts paid to the Tenant for Tenant’s Personal Property. All salvage resulting from any risk covered by insurance shall belong to Landlord, except that any salvage relating to Tenant’s Personal Property shall be the property of Tenant.

13.2. Reconstruction in Event of Damage or Destruction Covered by Insurance.

13.2.1. Except as provided in Section 13.7, if during the Term any Facility is totally or substantially destroyed by a risk covered by insurance so that such Facility thereby is rendered unsuitable for its Permitted Use (taking into account all relevant factors, including, but not limited to, the amount of square footage reasonably available for use by Tenant and the type and amount of gross revenues lost), Tenant shall at its option elect either (x) to restore such Facility to substantially the same condition as existed immediately before the damage or destruction, in which event this Master Lease shall continue in full force and effect, (y) to acquire the Property of such Facility from Landlord for a purchase price equal to the greater of Total Investment Costs (as defined hereinafter) or the Fair Market Value (as defined hereinafter), as reasonably determined by Landlord and Tenant, of the Property of such Facility, in each case, immediately prior to such damage or destruction, or (z) with Landlord’s prior written consent, to acquire the Property of such Facility from Landlord in exchange for another property of equal value (immediately prior to such damage or destruction) as reasonably determined by Landlord. If Tenant elects to restore such Facility, the insurance proceeds shall be paid out by Landlord to Tenant or its designee from time to time as necessary to pay for the reasonable costs of such restoration. If Tenant acquires the Property of such Facility, all applicable insurance proceeds shall become the property of Tenant upon Landlord’s receipt of the full purchase price for the Property of such Facility.

13.2.2. Except as provided in Section 13.7, if during the Term any Facility is partially destroyed from a risk covered by insurance, but such Facility is not thereby rendered unsuitable for its Permitted Use (taking into account all relevant factors, including, but not limited to, the amount of square footage reasonably available for use by Tenant, and the type and amount of gross revenues lost), Tenant shall restore such Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Master Lease; provided, however, that if Tenant cannot, with reasonable diligence and within a reasonable time, obtain all government approvals, including building permits, licenses, conditional use permits and any certificates of need, necessary to perform all required repair and restoration work and to operate such Facility in substantially the same manner as immediately prior to the damage or destruction and for the Permitted Use, Tenant shall either (y) offer to purchase the Property of such Facility for a purchase price equal to the greater of Total Investment Costs or the Fair Market Value, as reasonably determined by Landlord and Tenant, of the Property of such Facility, in each case, immediately prior to the damage or destruction or (z) continue with the Master Lease in full force and effect, in which event Landlord shall be entitled to the insurance proceeds less the amount needed to restore the Property so that the portion of such Facility unaffected by the casualty can be used as a complete architectural unit. If Tenant shall make such an offer to purchase the Property of such Facility and Landlord does not accept the same within sixty (60) days of Landlord’s receipt of such offer, Tenant may withdraw such offer, in which case this Master Lease shall remain in full force and effect and Tenant shall proceed to restore such Facility as soon as reasonably practicable thereafter to substantially the same condition as existed immediately prior to the damage or destruction. If Tenant so restores such Facility, insurance proceeds shall be paid out by Landlord from time to time to pay for the reasonable costs of such restoration, and any excess proceeds remaining after such restoration shall be retained by Tenant.

13.2.3. If Tenant elects to repair or restore any damage or destruction to any Facility and the cost of any such repair or restoration exceeds the amount of the insurance proceeds received by Landlord from required by Section 5.2, Tenant shall contribute any and all excess amounts necessary to repair or restore such Facility.

13.2.4. If Landlord accepts Tenant’s offer to purchase the Property of a Facility pursuant to this Section 13.2, this Master Lease shall terminate as to such Facility upon payment of the purchase price therefor and Landlord shall assign Landlord’s rights in any applicable uncollected insurance proceeds to Tenant.

13.2.5. For purposes of this Section 13.2, the following terms shall have the following meanings ascribed to them:

13.2.5.1. “Total Investment Costs” shall mean, with respect to each Facility, as of the date of determination, the sum of (x) Landlord’s total investment each Property as of the Commencement Date (which amounts are set forth in Schedule 13.2.5.1 attached hereto) and (y) the cost of any Capital Alterations, expansions or renovations relating to such Facility paid for by Landlord.

13.2.5.2. “Fair Market Value” shall mean, with respect to the Property of each Facility (including all capital additions thereto paid for by Landlord), the price that a willing buyer not compelled to buy would pay to a willing seller not compelled to sell, assuming (a) that this Master Lease is not in effect, (b) that the Property of such Facility had been exposed for sale in the market for a reasonable period of time, (c) that such seller must pay any closing costs and title insurance premiums with respect to such sale and (d) that the Property of such Facility is fully licensed by all governmental agencies having jurisdiction thereof, is and will continue to be operated for its Permitted Use and is otherwise a going concern. Landlord and Tenant shall agree on the Fair Market Value within thirty (30) days following the damage or destruction. If Landlord and Tenant cannot agree to the Fair Market Value, the Fair Market Value shall be determined by an appraisal conducted in accordance with the following provisions:

(a) Landlord and Tenant shall each select their own MAI-certified appraiser (each such appraiser shall have at least ten (10) years’ experience in the sales and leasing of commercial properties in market applicable to the Facility at issue).

(b) If the lower of the two appraisals results in a valuation which is less than eighty-five percent (85%) of the higher appraisal, then the two appraisers will select a third MAI-certified appraiser (with at least ten (10) years’ experience in the sales and leasing of commercial properties in market applicable to the Facility at issue) whose determination of Fair Market Value shall be final and conclusive.

(c) If the lower of the two appraisals is eighty-five percent (85%) or more of the higher appraisal, then Fair Market Value shall be the mean between the two appraisals.

(d) Landlord and Tenant shall be responsible for the fees and expenses of any appraiser named solely by it, and shall equally split the cost of a third appraiser, as applicable.

13.3. Reconstruction in Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 13.7 below, if during the Term any Facility is totally destroyed or materially damaged (a) from a risk not covered by insurance but that would have been covered if Tenant carried the insurance required hereunder or (b) from a risk for which insurance coverage is voided due to any act or omission by Tenant, even if such damage or destruction does not render such Facility unsuitable for its Permitted Use (taking into account all relevant factors, including, but not limited to, the amount of square footage reasonably available for use by Tenant and the type and amount of gross revenues lost), Tenant shall restore such Facility to substantially the same condition as existed immediately prior to such damage or destruction, and this Master Lease shall continue in full force and effect. Except as provided in Section 13.7, if during the Term any Facility is destroyed or materially damaged from a risk not covered by insurance and not described in clause (a) or (b) of the immediately preceding sentence, whether or not such Facility is thereby rendered unsuitable for its Permitted Use, Tenant shall, at its option, within sixty (60) days of such damage or destruction, elect either (i) to restore such Facility to substantially the same condition as existed immediately prior to such damage or destruction, and this Master Lease shall continue in full force and effect, (ii) to purchase the Property of such Facility from Landlord for a purchase price equal to the greater of Total Investment Costs or the Fair Market Value of the Property, as reasonably determined by Landlord (but subject to the appraisal process set forth in Section 13.2.5.2 if Landlord and Tenant cannot agree on such value) of such Facility, in each case, immediately prior to such damage or destruction, or (iii) with Landlord’s prior written consent, to acquire the Property of such Facility from Landlord in exchange for another property of equal value (immediately prior to such damage or destruction) as reasonably determined by Landlord. If this Master Lease continues in full force and effect, Tenant shall continue to pay Fixed Annual Rent, Fixed Monthly Rent and all additional rent due and payable under this Master Lease in the manner and at the times herein specified.

13.4. Payment of Proceeds on Tenant’s Property. Subject to Section 13.7, all insurance proceeds payable solely by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid to Tenant, and Tenant shall use such proceeds to pay the cost of repairing or replacing such damaged Tenant’s Personal Property; provided, however, that if such damaged Tenant’s Personal Property were no longer useful to Tenant’s operations prior to their destruction or if Tenant elects to acquire the Property of such Facility from Landlord pursuant to a right contained herein, Tenant shall not be obligated to repair or replace them.

13.5. Restoration of Tenant’s Property. Upon any restoration of a Facility as provided in Section 13.2 or Section 13.3, Tenant shall either, at Tenant’s sole cost and expense, (i) restore all alterations and improvements made by Tenant at such Facility and existing immediately prior to such damage or destruction or (ii) replace such alterations and improvements with items of the same or better quality and utility in the operation of such Facility.

13.6. No Abatement of Rent. Unless and until Tenant shall pay the purchase price for a Facility to Landlord in accordance with this Section 13 (and this Master Lease is thereby terminated with respect to such Facility), in the event of any damage or destruction of such Facility, this Master Lease shall remain in full force and effect and Tenant’s obligation to pay Fixed Annual Rent, Fixed Monthly Rent and all other charges required by this Master Lease shall not be abated by reason of any damage or destruction to the Property of such Facility or the subsequent loss of Landlord’s entitlement the Property of such Facility; provided, however, that Landlord shall apply the proceeds of any business interruption insurance to the payment of Fixed Annual Rent, Fixed Monthly Rent and other charges under this Master Lease.

13.7. Damage Near End of Term. Notwithstanding any provisions of Sections 13.2, 13.3 or 13.4 to the contrary, if damage to or destruction of a Facility occurs during the last twelve (12) months of the Term, then Tenant shall have the right to terminate this Master Lease with respect to such Facility by giving written notice to such effect to Landlord within thirty (30) days after the date of such damage or destruction, in which event, Landlord shall collect any insurance proceeds to which it is entitled, and Tenant shall assign to Landlord Tenant’s rights in all insurance proceeds pertaining to such Facility to which Tenant is entitled as a consequence of such damage or destruction (along with payment to Landlord of the deductible under such policy or policies) and this Master Lease shall terminate with respect to such Facility. In the event that such Facility is totally destroyed or damaged (i) from a risk not covered by insurance but that would have been covered if Tenant carried the insurance required herein or (ii) from a risk for which insurance coverage is voided due to any act or omission by Tenant, whether or not such damage or destruction renders such Facility unsuitable for its Permitted Use (taking into account all relevant factors, including, but not limited to, the amount of square footage reasonably available for use by Tenant and the type and amount of gross revenues lost), then Tenant shall pay to Landlord a sum equal to the amount reasonably necessary to repair such damage or destruction.

13.8. Termination of Renewal Option. Any termination of this Master Lease with respect to any Facility pursuant to this Section 13 shall cause the right to extend the Primary Term for a Renewal Term granted to Tenant under Section 2.2 to be terminated and to be without further force or effect with respect to such Facility.

13.9. Waiver. Subject to compliance by Landlord with the provisions of this Section 13, Tenant hereby waives any rights at law or in equity and any statutory rights of termination which may arise by reason of any damage or destruction of any Facility which Landlord is obligated to restore or may restore under any of the provisions of this Master Lease.

14. Condemnation.

14.1. Definitions. For the purpose of this Section 14, the following terms shall have the meanings ascribed to them in this Section 14.1:

14.1.1. “Condemnation” or “Taking” means (x) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (y) a voluntary sale or transfer by Landlord with Tenant’s consent (provided no Event of Default has occurred and is continuing at such time) to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending;

14.1.2. “Date of Taking” means the first date the Condemnor has the right to immediate possession of the property being condemned;

14.1.3. “Award” means all compensation, sums and any other value awarded, paid or received on a total or partial condemnation; and

14.1.4. “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

14.2. Parties’ Rights and Obligations. If during the Term with respect to any Facility there is any Taking of all or any part of the Property of such Facility or of any interest in this Master Lease by Condemnation, the rights and obligations of the Parties shall be determined by this Section 14.

14.3. Total or Partial Taking. In the event of a Taking of all or part of the Property of any Facility, the Master Lease shall terminate as to the part taken or sold, including, but not limited to, the termination of Tenant’s obligation to pay Fixed Annual Rent, Fixed Monthly Rent or other charges hereunder for the part taken or sold; provided, however, that if the entire Property of any Facility is taken or condemned, or if the portion of the Property taken or condemned renders any Facility unsuitable for its Permitted Use (taking into account all relevant factors, including, but not limited to, the amount of square footage reasonably available for use by Tenant, and the type and the amount of gross revenues lost) and Landlord is awarded an Award in an amount which is equal to or greater than the greater of Total Investment Costs or the Fair Market Value, as reasonably determined by Landlord and Tenant (but subject to the appraisal process set forth in Section 13.2.5.2 if Landlord and Tenant cannot agree on such value) of such Facility, in each case, as of the date of such award, and either Party may terminate this Master Lease with respect to such Facility. Upon such termination, neither Party shall have any further obligations or liabilities hereunder.

14.4. Allocation of Portion of Award. Subject to the rights of any Facility Mortgagee with respect to any affected Facility, the total Award made with respect to the Property of such affected Facility shall be distributed to Landlord and Tenant in proportion to the values of their respective interests in and to the Property of such affected Facility as set forth in this Section 14.4. All the Award shall be the sole and exclusive property of Landlord and shall be payable to Landlord, subject to the rights of any such Facility Mortgagee, provided, that subject to the rights of such a Facility Mortgagee, any portion of such Award which is expressly allocated by the Condemnor to the Taking of Tenant’s leasehold interest in the Property of such Facility, any loss of business by Tenant during the remaining Term, the taking of Tenant’s Personal Property with respect to such Facility, or any removal and relocation expenses of Tenant in consequence of a Taking shall be the sole property of and payable to Tenant provided, further that if the Master Lease is terminated with respect to such Facility pursuant to Section 14.3, Tenant shall have no right to any portion of such Award relating to such Facility unless such Award exceeds the amount due Landlord pursuant to Section 14.3. In any Condemnation proceedings Landlord and Tenant each shall seek their own Award in conformity herewith, at their own expense.

14.5. Partial Taking; Continued Use. If title to the fee of less than the whole Property of a Facility shall be taken or condemned so that such Facility is not rendered unsuitable for its Permitted Use, Tenant, at its own cost and expense, shall with commercially reasonable diligence restore the untaken portion of the Property of such Facility so that such Facility and the other Improvements thereto shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed at such Facility immediately prior to such Condemnation or Taking. In such event, Landlord and Tenant shall each contribute to the cost of restoration that part of their Award specifically allocated to such restoration, if any (or if no such specific allocation is made, an allocation as is agreed upon by Landlord and Tenant or, if Landlord and Tenant are unable to agree within thirty (30) days of the Award, by arbitration in accordance with the Arbitration Procedures, with such arbitration to require each Party to contribute such portion of the Award received by such Party as will fairly reflect the economic benefit to the Party of the restoration of the affected Facility), together with any and all severance and other damages awarded for any taken portion of the Improvements; provided, however, that the amount of such contribution shall not exceed such cost. If such amounts are not sufficient to cover the cost of restoration, Landlord and Tenant shall contribute any additional amounts needed for restoration in proportion to the amounts already contributed by them provided that in no event shall Landlord have any obligation to contribute an amount to such restoration in excess of its Award. Thereafter, any excess restoration cost shall be borne solely by Tenant.

14.6. Temporary Taking. If the whole or any part of the Property of any Facility or of Tenant’s interest under this Master Lease with respect to any Facility shall be taken or condemned by any Condemnor for its temporary use or occupancy, this Master Lease shall not terminate, and Tenant shall continue to pay, in the manner and at the times herein specified, the full amounts of the Fixed Annual Rent, the Fixed Monthly Rent and addition rent due and payable under this Master Lease. Except to the extent Tenant may be prevented from so doing pursuant to the terms of the order of the Condemnor, Tenant shall continue to perform and observe all the other terms, covenants, conditions and obligations hereof on the part of the Tenant to be performed and observed as though such Taking or Condemnation had not occurred. Upon any Taking or Condemnation described in this Section 14.6, the entire amount of any Award allocated to Tenant’s leasehold estate in the Property of such Facility, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant covenants that upon the termination of any such period of temporary use or occupancy, Tenant shall, at its sole cost and expense (subject to any contribution by Landlord as required by Section 14.5), restore the Property of such Facility as nearly as may be commercially reasonably possible to the condition in which the same was immediately prior to such Taking or Condemnation, unless such period of temporary use or occupancy with respect to such Facility shall extend beyond the expiration of the Term, in which case, Tenant shall not be required to make such restoration.

15. Provisions on Termination of Term.

15.1. Change of Ownership and Transfer of Licenses. Upon the expiration or earlier termination of the Term, Tenant shall reasonably cooperate with Landlord or Landlord’s nominee in connection with the processing by Landlord or Landlord’s nominee of any applications for all licenses, operating permits and other governmental authorizations; provided, however, the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s nominee.

15.2. Termination Date; Assignment. The date on which (i) this Master Lease either expires or is terminated by either Landlord or Tenant, whether pursuant to a right granted to it hereunder or otherwise, (ii) the date on which Tenant’s right to possession of the Premises is terminated pursuant to a right granted to it hereunder or otherwise, or (iii) the date on which Tenant otherwise abandons the Premises shall be referred to as the “Termination Date” in this Section.

15.3. Apportionments. Landlord or its designee shall be responsible for and shall pay all accrued expenses with respect to the Premises accruing on or after 12:01 a.m. on the day of the Termination Date and shall be entitled to receive and retain all revenues from the Premises accruing on or after the Termination Date. Within fifteen (15) Business Days after the Termination Date, the following adjustments and prorations shall be determined as of the Termination Date:

15.3.1. Taxes and Assessments, if any. If the information as to the actual amount of any of the foregoing Taxes and assessments are not available for the tax year in which the Termination Date occurs, the proration of such Taxes shall be estimated based upon reasonable information available to Landlord and Tenant, including information disclosed by the local tax office or other public information, and an adjustment shall be made when actual figures are published or otherwise become available.

15.3.2. Tenant will terminate or relocate the employment of all employees on the Termination Date and shall be and remain liable for any and all wages and earned but unpaid paid-time-off (“PTO”) for employees of the Premises with respect to the period prior to and including the Termination Date.

15.3.3. Intentionally Omitted.

15.3.4. The present insurance coverage on the Premises shall be terminated as of the Termination Date and there shall be no proration of insurance premiums; provided, however, that if Landlord has not obtained replacement coverage, then for any period that Tenant remains in management control of the Facility as Landlord’s manager pursuant to Section 15.5, Tenant shall continue its insurance coverage in accordance with the insurance requirements of this Master Lease for up to thirty (30) days after the Termination Date, with the cost of such coverage to be reimbursed by Landlord as an operating expense of the Facility.

15.3.5. All other income from, and expenses of, the Premises (other than mortgage interest and principal), including but not limited to public utility charges and deposits, maintenance charges and service charges shall be prorated between Tenant and Landlord as of the Termination Date. Tenant shall, if possible, obtain final utility meter readings as of the Termination Date. To the extent that information for any such proration is not available, Tenant and Landlord shall effect such proration within ninety (90) days after the Termination Date.

15.3.6. Tenant shall be and remain responsible for any employee severance pay and earned but unpaid PTO and other benefits which may be payable as the result of any termination of an employee’s employment on or prior to the Termination Date.

15.4. Transfer of Possession. All necessary arrangements shall be made to provide possession of the Premises (other than Tenant’s Personal Property) to Landlord on the Termination Date.

15.5. Intentionally Omitted.

15.6. Intentionally Omitted.

15.7. Intentionally Omitted.

15.8. Intentionally Omitted.

15.9. In addition to the obligations required to be performed hereunder by Tenant and Landlord on and after the Termination Date, Tenant and Landlord agree to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Termination Date such other instruments, documents and materials, as the other may reasonably request in order to effectuate the consummation of the transaction contemplated herein, including but not limited to any documents or filings which may be required to be delivered by Tenant to Landlord or be filed in order for the transaction contemplated hereunder to be in compliance with all local, state and federal laws, legal requirements, statutes, rules and regulations.

15.10. Tenant for itself, its successors and assigns hereby indemnifies and agrees that for a period of one (1) year after the Termination Date, to defend and hold Landlord Indemnified Parties harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) which any of them may suffer as a result of the breach by Tenant in the performance of any of its commitments, covenants or obligations under this Section 15, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the use by Tenant of the Premises during the Term or for any liability which may arise from operation of a Facility for its Permitted Use during the Term, including without limitation, any amounts due or to be reimbursed to any Governmental Authority based upon any audit or review of Tenant or of a Facility or the operation thereof and pertaining to the period prior to the Termination Date or any amounts recaptured under Titles XVIII or XIX based upon applicable Medicaid/Medicare recapture regulations, except if such claims, demands, losses, liabilities, damages, recoveries or deficiencies are caused by, due to or the result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, partners, agents, representatives, contractors, subcontractors, employees, successors or assigns. The rights of Landlord under this Section 15.10 are without prejudice to any other remedies permissible hereunder which Landlord may have against Tenant pursuant to the terms of this Master Lease. The foregoing indemnity shall survive the expiration or termination of this Master Lease for one (1) year after the Termination Date, whether due to lapse of time or otherwise.

Landlord for itself, its successors and assigns hereby indemnifies and agrees to defend and hold Tenant and its successors and assigns harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) which any of them may suffer as a result of the breach by Landlord in the performance of any of its commitments, covenants or obligations hereunder, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the use of the Premises after the Term or for any liability which may arise from operation of any Facility for its Permitted Use after the Term, except if such claims, demands, losses, liabilities, damages, recoveries or deficiencies are caused by, due to or a result of the negligent, grossly negligent, reckless or intentional act or omission of Tenant or Tenant’s agents, representatives, employees, officers or directors. The rights of Tenant under this Section 15 are without prejudice to any other remedies not inconsistent herewith which Tenant may have against Landlord pursuant to the terms of this Master Lease or otherwise.

16. Notices and Demands. All notices and demands, certificates, requests, consents, approvals, and other similar instruments under this Master Lease shall be in writing and shall be sent by personal delivery or by (a) hand delivery, (b) United States certified or registered mail, return receipt requested, postage prepaid, (c) Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery, or (d) email (provided that if a notice is delivered via email such notice must also be sent by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery for receipt on the following Business Day after such email was sent; provided, however, the date of delivery shall be deemed the date of delivery of the email as further provided herein), addressed as follows:

If to Tenant:

Concorde Real Estate, LLC

BHR Greenhouse Real Estate, LLC

AAC Las Vegas Outpatient Center, LLC

AAC Dallas Outpatient Center, LLC

c/o American Addiction Centers

Attn: Michael Cartwright, CEO and Chairman

200 Powell Place

Brentwood, Tennessee 37027

Email: michael@contactaac.com

With a copy to:

Concorde Real Estate, LLC

BHR Greenhouse Real Estate, LLC

AAC Las Vegas Outpatient Center, LLC

AAC Dallas Outpatient Center, LLC

c/o American Addiction Centers

Attn: General Counsel

200 Powell Place

Brentwood, Tennessee 37027

Email: ksphillips@contactaac.com

If to Landlord:

c/o MedEquities Realty Trust, Inc.

3100 West End Avenue, Suite 1000

Nashville, TN 37203

Attn: William C. Harlan, President

Telephone: (615) 627-4714

Email: wharlan@medequities.com

With a copy to:

c/o MedEquities Realty Trust, Inc.

3100 West End Avenue, Suite 1000

Nashville, TN 37203

Attn: Jeffery C. Walraven, CFO

Telephone: (615) 627-4714

Email: jwalraven@medequities.com

With a copy to:

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Attn: Jeffrey A. Calk, Esq.

Telephone: (615) 850-8129

Facsimile: (615) 244-6804

Email: jeff.calk@wallerlaw.com

Such addresses may be changed by notice to the other Party given in the same manner as provided above. Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt, the overnight carrier’s proof of delivery or upon receipt of an email (if received on a Business Day before 5 p.m. local time; otherwise it will be deemed delivered on the next Business Day), as the case may be, whether accepted or refused.

17. Right of Entry; Examination of Records. Landlord and its representative may enter the Premises at any reasonable time after reasonable notice (not to exceed five (5) calendar days but in no less than two (2) calendar days) to Tenant for the purpose of inspecting the Premises for any reason, including, without limitation, Tenant’s default under this Master Lease, or to exhibit the Premises for sale, lease or mortgage financing, or posting notices of default, or non-responsibility under any mechanic’s or materialman’s lien law or to otherwise inspect the Premises for compliance with the terms of this Master Lease. Any such entry shall not unreasonably interfere with residents, patients, patient care, or any other of Tenant’s Operations. Except during the continuation of any Event of Default, any such inspections pursuant to this Section 17 shall be at Landlord’s cost and expense.

18. Financing Provisions.

18.1. Conveyance by Landlord. Without the consent of Tenant, Landlord will have the right, from time to time, directly or indirectly, to create or grant a Facility Mortgage or any other type of lien or encumbrance on the Premises, or any portion thereof or interest therein (including this Master Lease), to secure any borrowing or other financing or refinancing. If Landlord or any successor owner of the Premises conveys the Premises or any portion thereof pursuant to foreclosure or deed in lieu of foreclosure under a Facility Mortgage, Landlord or such successor owner, as the case may be, shall be released from all future liabilities and obligations of Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer, and all such future liabilities and obligations shall be binding upon the new owner upon written notice of the same to Tenant.

18.2. Definitions of Facility Mortgage and Facility Mortgage. For purposes of this Master Lease, the following terms are defined as follows:

18.2.1. “Facility Mortgage” shall mean individually and, as applicable, collectively, any mortgage, deed of trust or other security agreement, that, with the express prior written consent of Landlord, or as a result of actions taken by Landlord in connection with any financing or refinancing of the Premises, is a lien upon any or all of the Premises. The term “Facility Mortgage” includes any such mortgage, deed of trust or other security agreement existing as of the Commencement Date, and also includes any such mortgage, deed of trust or other security agreement, or series of mortgages, deeds of trust or security agreements, that may be executed and entered into at any time and, from time to time, following the Commencement Date. Landlord will provide a copy of any effective Facility Mortgage to Tenant. Tenant shall not be deemed to have knowledge of a Facility Mortgage until a copy thereof has been provided to Tenant.

18.2.2. “Facility Mortgagee” shall mean the secured party pursuant to a Facility Mortgage, its successors and assigns, any servicer acting on behalf of a Facility Mortgagee with respect to a Facility Mortgage and, if any Facility Mortgage is deposited with a trust, then the trustee acting on behalf of the certificate holders of such trust.

18.3. Subordination of Lease and of Certain Payments. This Master Lease is subject and subordinate to any Facility Mortgage, to all advances made or hereafter to be made thereunder and to all renewals, modifications, consolidations, replacements and extensions thereof and substitutions therefor. This clause shall be self-operative and no further instrument of subordination need be required by any Facility Mortgagee; provided, however, that upon request by Landlord, Tenant shall execute and acknowledge a subordination agreement as required by any such Facility Mortgagee subordinating this Master Lease to such Facility Mortgage. As to any Facility Mortgage to which this Master Lease is subordinate, Landlord shall obtain a “non-disturbance agreement” reasonably acceptable to such Facility Mortgagee providing that, if such Facility Mortgagee acquires the Premises by way of foreclosure or deed in lieu of foreclosure, such Facility Mortgagee will not disturb Tenant’s possession under this Master Lease and will recognize Tenant’s rights hereunder if and for so long as no Event of Default has occurred under this Master Lease and is continuing. Tenant agrees that it shall not have any right to unreasonably withhold or delay its consent to any amendment of this Master Lease required by a Facility Mortgagee, so long as Tenant has received the non-disturbance agreement provided for above and the requested amendment does not materially alter the economic terms of this Master Lease (to make such economic burden greater) or obligations of Tenant (to make such obligations greater), or materially diminish the rights of Tenant under this Master Lease. Tenant also acknowledges and agrees that all rights and payments due under any management, consulting or similar agreement or agreements relative to the operation of a Facility by or on behalf of Tenant are to be and are hereby made subordinate to Tenant’s full payment and performance of all obligations under this Master Lease to Landlord.

18.4. Attornment. If a Facility Mortgagee enforces the remedies provided for by law or by a Facility Mortgage, Tenant shall, at the option of the party succeeding (either directly or by subsequent transfer) to the interest of Landlord as a result of such enforcement or as a result of a deed or delivery of possession of the Premises or any portion thereof in lieu of such enforcement, attorn to such successor and recognize such successor as Landlord under this Master Lease; provided, however, that such successor in interest shall not (a) be bound by any payment of Fixed Monthly Rent for more than one (1) month in advance; (b) be bound by any modification of this Master Lease made without the written consent of the Facility Mortgagee or successor in interest as applicable; (c) be liable for any act or omission of Landlord; or (d) be subject to any offset or defense arising prior to the date such successor in interest acquired title to the Premises and Tenant agrees that any non-disturbance agreement referenced in Section 18.3, above, may include such provisions or other commercially reasonable provisions to protect or for the benefit of such successor in interest as determined by Tenant in its reasonable discretion. Upon request, Tenant shall execute and deliver an instrument or instruments confirming the attornment provided for herein.

18.5. Tenant’s Certificate. Tenant shall, upon not less than ten (10) days prior written notice from Landlord, execute, acknowledge and deliver to Landlord and/or any other party designated by Landlord a certificate (a “Tenant Estoppel Certificate”) containing then-current facts and such other representations and warranties as are customarily provided by Tenant or as may be reasonably requested by Landlord or any party designated by Landlord such as any Facility Mortgagee, purchaser or other third party that might be engaged in a transaction with Landlord, including, without limitation, accurate certifications to the effect that this Master Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Master Lease is in full force and effect as modified, and setting forth such modifications), the dates to which Fixed Monthly Rent and additional charges hereunder have been paid, certifying that no default by either Landlord or Tenant exists hereunder or specifying each such default and as to other matters as Landlord may reasonably request. It is intended that any Tenant Estoppel Certificate delivered pursuant hereto may be relied upon by Landlord, any prospective tenant or purchaser of the Premises, any mortgagee or prospective mortgagee and any other party who reasonably may rely on such statement. Tenant’s failure to deliver Tenant Estoppel Certificate within such time shall constitute an Event of Default. In addition, if Tenant fails to deliver Tenant Estoppel Certificate within the ten (10) day period referred to above, Tenant hereby authorizes Landlord to execute and deliver a certificate to the effect (if true) that Tenant represents and warrants that (a) this Master Lease is in full force and effect without modification, (b) Landlord is not in breach or default of any of its obligations under this Master Lease, and (c) such other matters described in this Section 18.5 or otherwise reasonably required by the recipient of such certification.

18.6. Notice and Cure. If a Facility Mortgagee acquires title to the Premises or any portion thereof by way of foreclosure or deed in lieu of foreclosure, then commencing on the date the Facility Mortgagee acquires title, the Facility Mortgagee shall have thirty (30) days within which to cure any default by Landlord under this Master Lease existing on such date, which is curable by the payment of a stipulated sum of money as a remedy and not as consequential damages; any other default not reasonably curable by payment of such sum shall be cured within ninety (90) days. If the defaults by Landlord are cured during such period, then this Master Lease shall remain in full force and effect, and Tenant shall have no right to terminate this Master Lease so long as the Facility Mortgagee performs all of Landlord’s subsequent obligations under this Master Lease. The foregoing rights to cure a Landlord default shall be exercisable in the sole discretion of the Facility Mortgagee, and, the Facility Mortgagee shall have no obligation to cure any default by Landlord.

19. Quiet Enjoyment. So long as there is no Event of Default by Tenant, Landlord covenants and agrees that Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term (excepting, however, intrusion of Tenant’s quiet enjoyment occasioned by condemnation or destruction of the Property as referred to in Section 13 and Section 14 hereof).

20. Applicable Law. This Master Lease shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflict of laws rules of such state.

21. Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, which may be withheld at Landlord’s sole discretion, voluntarily or involuntarily assign, mortgage, encumber or hypothecate this Master Lease or any interest herein. For the purposes of this Master Lease, the following also shall be considered an assignment of this Master Lease by Tenant: (a) entering into a management or similar agreement with a Person that is not an Affiliate of Tenant or Guarantor relating to the operation and/or control of all or any substantial part of the Premises, but excluding any ancillary service agreements reasonably necessary for the operations of a Facility for its Permitted Use, and (b) any change (voluntary or involuntary, by operation of law or otherwise) in the Person or Persons which Control the management and affairs of Tenant or Guarantor following the Commencement Date.

In the event Tenant desires to assign this Master Lease in whole or with respect to less than all of the Facilities to a Person that is not an Affiliate of Tenant or Guarantor, Tenant shall provide to Landlord written notice of the proposed assignment, which notice shall identify the proposed assignee and include information relating to such assignee’s reputation and experience in operating facilities similar to the Facility or Facilities which will be subject to the proposed assignment and include information relating to the creditworthiness of such proposed assignee (the “Assignment Consent Request”). In the event Landlord fails to provide to Tenant notice of Landlord’s written approval to the proposed assignment within fifteen (15) days following Landlord’s receipt of the Assignment Consent Request, Landlord shall be deemed to have denied its consent to the proposed assignment whereupon Tenant shall have the right to purchase the Property or Properties associated with the Facility or Facilities to which the proposed assignment relates for a purchase price equal to Landlord’s then Total Investment Costs with respect to the applicable Property or Properties. Tenant’s notice of exercise of its right to purchase the relevant Facility or Facilities must be received by Landlord within thirty (30) days following the date on which Landlord has denied its consent to the proposed assignment or is deemed to have denied its consent. Should Tenant exercise its right to purchase the applicable Property or Properties, the Parties shall endeavor to close the purchase and sale of the applicable Property or Properties as expeditiously as possible. Tenant shall be responsible for all closing costs relating to the purchase of the applicable Property or Properties, including without limitation, all cost of title insurance, recording fees, transfer taxes and reasonable out-of-pocket attorneys’ fees actually incurred and paid by Landlord.

Tenant shall not, without the prior written consent of Landlord, which may not be unreasonably withheld, conditioned or delayed, voluntarily or involuntarily sublet or license the Premises or any part thereof.

Notwithstanding the foregoing, Tenant may, without Landlord’s consent, assign this Master Lease or sublet the Premises or any portion thereof to, or enter into a management agreement with respect to any or all of Tenant’s Operations with, an Affiliate of Tenant or Guarantor.

In the event Landlord provides its consent to any sublease or assignment or other prohibited transaction described in this Section 21, Landlord may condition its approval upon the proposed party and Tenant agreeing that the proposed party fully assumes the obligations of Tenant under this Master Lease. No such assignment or sublease shall be valid and no such proposed party shall take possession of the Premises, unless and until an executed counterpart of such assignment, sublease or other effectuating document has been delivered to Landlord.

Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall not sublet the Premises on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto.

22. Indemnification.

22.1. Indemnification of Landlord. Tenant agrees to protect, indemnify, defend and save harmless the Landlord Indemnified Parties from and against any and all foreseeable or unforeseeable liability, expense loss, costs, deficiency, fine, penalty, or damage (including, without limitation, punitive or consequential damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with Tenant’s Operations (including, without limitation, the breach by Tenant of any of its obligations hereunder), Tenant’s acts or omissions with regard to the Premises, or the operations of Tenant on the Premises during the Term, including, without limitation, all claims relating to malpractice liability, other tort liability, contract liability, Environmental Activities by Tenant or any of Tenant’s subtenants, agents, employees or invitees on the Premises, all Hazardous Materials Claims resulting from any violation by Tenant or any of Tenant’s subtenants, agents, employees or invitees of a Hazardous Materials Law with respect to the Premises, except if such liability, expense, loss, cost, deficiency, fine, penalty or damage is caused by, due to or a result of the gross negligence or willful misconduct of Landlord or its members, managers, officers, directors, shareholders, partners, agents, representatives, contractors, subcontractors, employees, successors or assigns. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, Landlord shall give Tenant notice of the matter. If Tenant disagrees with Landlord’s assertion that such suit, claim or demand is covered by this indemnity, Tenant shall provide written notice to Landlord regarding the same within fifteen (15) days of receipt of the notice from Landlord. Otherwise, Tenant shall defend Landlord against such matter at Tenant’s sole cost and expense (including, without limitation, Landlord’s reasonable attorneys’ fees and costs) with legal counsel satisfactory to Landlord, in Landlord’s reasonable discretion.

22.2. Indemnification of Tenant. Landlord agrees to protect, indemnify, defend and save harmless Tenant, its directors, officers, shareholders, agents, representatives and employees from and against any and all foreseeable or unforeseeable liability, expense loss, costs, deficiency, fine, penalty, or damage (including, without limitation, punitive or consequential damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with the breach by Landlord of any of its obligations hereunder.

23. Holding Over. If Tenant remains in possession of the Premises after the expiration of the Term, such possession shall be as a tenant at will under the law of the state in which the affected Facility is located. During such occupancy, rent shall be payable at the rate equal to 150% times the Fixed Annual Rent in effect during the last year of the Term, and the provisions of this Master Lease shall be applicable and continue in full force and effect. However, Landlord’s acceptance of any rent payments and the terms of this Section 23 shall not constitute renewal of this Master Lease, but shall give Tenant the right to continue to occupy the Premises on a month-to-month basis or otherwise. In such event, Section 15.3 shall not be applicable until Tenant vacates the Premises. Notwithstanding the foregoing or anything contained elsewhere in this Master Lease, if, upon the expiration or any termination of this Master Lease, Tenant is unable to surrender the Premises because Landlord fails to provide a Qualified Successor for a Facility at the end of the Term to take over the operation and management of such Facility, Tenant shall have the right, but shall not be obligated to, remain in possession of the Premises and continue to operate and manage the same if Tenant would be legally prohibited from abandoning the Premises or in Tenant’s judgment, based on reasonable commercial standards in the particular healthcare provider industry applicable to such Facility’s Permitted Use, abandoning the Premises without a Qualified Successor in place to continue the operations of the Facility would jeopardize its or its Affiliates’ reputation as a provider of the healthcare services provided by a Facility’s Permitted Use or could otherwise subject it or its Affiliates to liability for negligence or mistreatment of patients or residents at such Facility. In the event Tenant remains in possession of the Premises pursuant to the immediately preceding sentence, Tenant shall, during such occupancy, pay to Landlord rent at the same rate payable by Tenant in the last year of the Term, and Tenant shall surrender possession of the Premises within thirty (30) Business Days after Landlord provides a Qualified Successor for the applicable Facility or Facilities. Further, Tenant shall be permitted to retain all revenue from the Premises during the time Tenant remains in possession of the Premises. The term “Qualified Successor” means a qualified and duly licensed operator of the Facility for its Permitted Use or one as to which the applicable Governmental Authority responsible for licensing such Facility for its Permitted Use has indicated its willingness to issue a license upon transfer of possession of the applicable Facility.

24. Arbitration/Waiver of Jury Trial. If any controversy should arise between Landlord and Tenant in the performance, interpretation or application of this Master Lease, involving any matter, either Party may serve upon the other a written notice stating that such Party desires to have the controversy reviewed by an arbitrator, in which case both Landlord and Tenant shall be required to submit such dispute to arbitration and the decision of the arbitrator in accordance with this Section 24 shall be final and conclusive and binding on Landlord and Tenant. If Landlord and Tenant cannot agree within fifteen (15) days from the service of such notice upon the selection of such arbitrator, an arbitrator shall be selected or designated by the American Arbitration Association upon written request of either Party hereto. Arbitration of such controversy, disagreement, or dispute shall be conducted in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association and the decision and award of the arbitrator so selected shall be binding upon Landlord and Tenant.

If the issue to be arbitrated is Landlord’s or Tenant’s alleged breach of this Master Lease and as a result thereof, Landlord or Tenant has the right to terminate this Master Lease, Tenant shall continue to lease the Premises pending the outcome of such arbitration, provided, Landlord or Tenant may elect to proceed without arbitration under its other remedies in this Master Lease.

LANDLORD AND TENANT HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM BROUGHT BY EITHER LANDLORD OR TENANT AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS MASTER LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY HEREUNDER.

This Section 24 does not limit the right of any Party to: (i) initiate judicial or non-judicial action to evict Tenant or secure or recover possession of the Facility; (ii) exercise any judicial or other rights as a landlord against any real or personal property, or (iii) act in a court of law to obtain an interim remedy, such as, but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

25. Funding of Capital Alterations to Resolutions LV Property and Resolutions Arlington Property. Landlord acknowledges that Tenant has indicated it has plans for capital alterations projects with respect to the Resolutions Arlington Facility and Resolutions LV Facility which projects are anticipated to consist of: (a) remodel, renovation and/or addition to the Resolutions LV Facility (the “Resolutions LV Project”) (b) remodel, renovation and/or addition to the Resolutions Arlington Facility for the scope of work pursuant to the documents listed in Schedule 6.5 (the “Resolutions Arlington Project” ), and (c) remodel, renovation and/or addition to the Greenhouse Facility for the parking lot (the “Greenhouse Facility Project”). Following substantial completion of any or all of the Resolutions LV Project, the Resolutions Arlington Project and the Greenhouse Facility Project, Landlord and Tenant agree to discuss the possibility of Landlord financing either or both such capital projects (after substantial completion of a project or all projects). Provided that Landlord and Tenant are able reach an agreement on such financing, Landlord and Tenant agree to execute an amendment to this Master Lease whereby the Fixed Annual Rent and Fixed Monthly Rent attributable to the Resolutions LV Facility, the Resolutions Arlington Facility or the Greenhouse Facility, as the case may be, will be adjusted in accordance with the mutual agreement of the parties based on the amount of funds paid by Landlord to Tenant for such capital projects.

26. No Termination or Abatement of Master Lease. Tenant, to the fullest extent permitted by law, shall remain bound by this Master Lease in accordance with its terms in all events, unless Landlord shall elect to terminate this Master Lease (other than due to an Event of Default) in accordance with the terms hereof. Tenant shall not take any action without the prior written consent of Landlord to modify, surrender or terminate this Master Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and rent and all other sums shall continue to be payable by Tenant hereunder in any event unless the obligation of Tenant to pay the same terminates pursuant to the express provisions of this Master Lease in Section 13 and Section 14 (other than by reason of an Event of Default).

27. Attorney’s Fees. All costs and expenses, including, without limitation, reasonable attorneys’ fees, legal costs and expenses (“Legal Costs”) incurred by the prevailing Party in enforcing any of the terms, covenants or conditions of this Master Lease shall be paid by the non-prevailing Party, which Legal Costs shall include, without limitation, all such reasonable out-of-pocket attorneys’ fees, legal costs and expenses incurred with respect to appeals, arbitrations, and bankruptcy proceedings or whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred.

28. Severability. In the event any part or provision of this Master Lease shall be determined to be invalid or unenforceable, the remaining portion of this Master Lease shall nevertheless continue in full force and effect.

29. Counterparts. This Master Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Facsimile and electronic copies shall be deemed originals.

30. Binding Effect. Subject to the provisions of Section 21 above, this Master Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors in interest and assigns.

31. Master Lease. Landlord and Tenant hereby acknowledge and agree that, except as otherwise expressly provided herein to the contrary and for the limited purposes so provided, this Master Lease is and the Parties intend the same for all purposes to be treated as a single, integrated and indivisible agreement and economic unit. Landlord and Tenant hereby acknowledge and agree that this Master Lease shall be treated as a true lease and as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Property of each Facility, including depreciation for all federal, state and local tax purposes.

32. Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Master Lease, in form suitable for recording under the laws of the state in which the applicable Property is located in which reference to this Master Lease shall be made. The Party requesting such recordation shall pay all costs and expenses of preparing and recording such memorandum of this Master Lease.

33. Incorporation of Recitals and Attachments; Integration. The recitals and exhibits, schedules, addenda and other attachments to this Master Lease are hereby incorporated into this Master Lease and made a part hereof. This Master Lease with the exhibits attached hereto, together with the Master Lease Guaranty executed by Guarantor, constitutes the entire agreement of the Parties hereto and contains all terms, covenants, conditions, warranties and agreements of the Parties relating in any manner to the rental, use and occupancy of the Premises; all prior agreements between the Parties, whether written or oral, relating to same are merged herein, and except as may be specifically set forth herein, shall be of no force and effect. This Master Lease cannot be changed, modified or discharged orally, but only by an agreement in writing, signed by the Party against whom enforcement of the change, modification or discharge is sought.

34. Titles and Headings. The titles and headings of sections of this Master Lease are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Master Lease.

35. Usury Savings Clause. Nothing contained in this Master Lease shall be deemed or construed to constitute an extension of credit by Landlord to Tenant. Notwithstanding the foregoing, in the event any payment made to Landlord hereunder is deemed to violate any applicable laws regarding usury, the portion of any payment deemed to be usurious shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and, in the event Tenant discharges and performs all obligations hereunder, such funds will be reimbursed to Tenant upon the expiration of the Term. No interest shall be paid on any such funds held by Landlord.

36. Joint and Several. The liability and obligation of Tenant under this Master Lease are not joint and several. Notwithstanding the foregoing, this Section does not affect the limited cross-default provision of Section 12.1.17 herein; however, in the event the obligations are accelerated as provided in Section 12.1.17, the obligations of Tenant will still not be joint and several.

37. Press Releases. Upon the execution of this Master Lease, Landlord shall be permitted to make press releases and other public announcements regarding Landlord’s acquisition of the Premises and the consummation of this Master Lease. Further, either Party shall be permitted to make any public disclosure required by applicable laws.

38. Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any Party.

39. Brokerage Fees/Commissions. Landlord and Tenant each represent to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Master Lease. Each Party agrees to indemnify and hold harmless the other against any claims for brokerage or other commissions arising by reason of a breach of this representation and warranty.

40. Additional Rent. Whenever under the terms of this Master Lease any sum of money is required to be paid by Tenant in addition to the Fixed Annual Rent or Fixed Monthly Rent, as applicable, herein reserved, whether or not such sum is herein designated as additional rent or provision is made for the collection of said sum as additional rent, said sum shall nevertheless be deemed additional rent and shall be collectible as such with the first installment of rent thereafter falling due hereunder.

[SIGNATURE PAGE FOLLOWS]

Executed as of the date indicated above.

“LANDLORD”

MRT of Nevada - ATF, LLC, a Delaware limited liability company

By:	/s/ Jeffrey C. Walraven
Name:	Jeffery C. Walraven
Title:	CFO

MRT of Texas - ATF, LLC, a Delaware limited liability company

By:	/s/ Jeffrey C. Walraven
Name:	Jeffery C. Walraven
Title:	CFO

Signature Page to Master Lease

“TENANT”

CONCORDE REAL ESTATE, LLC, a Nevada limited liability company

By:	/s/ Kirk Manz
Kirk Manz, Chief Financial Officer

BHR GREENHOUSE REAL ESTATE, LLC, a Texas limited liability company

By:	/s/ Kirk Manz
Kirk Manz, Chief Financial Officer

AAC LAS VEGAS OUTPATIENT CENTER, LLC, a Delaware limited liability company

By:	/s/ Kirk Manz
Kirk Manz, Chief Financial Officer

AAC DALLAS OUTPATIENT CENTER, LLC, a Delaware limited liability company

By:	/s/ Kirk Manz
Kirk Manz, Chief Financial Officer

Signature Page to Master Lease

JOINDER

The undersigned Guarantor hereby joins in the execution and delivery of this Master Lease to acknowledge and agree to the provisions of this Master Lease which are applicable to Guarantor. Such provisions shall be binding on Guarantor with the same force and effect as if Guarantor were a direct party to this Master Lease.

“GUARANTOR”

AAC Holdings, Inc., a Nevada corporation

By:	/s/ Kirk Manz
Kirk Manz, Chief Financial Officer

Joinder – 1

EXHIBIT A-1 TO MASTER LEASE

[LEGAL DESCRIPTION FOR DESERT HOPE LAND]

Parcel I:

Lot Thirty-Seven (37) in Block Ten (10) of Paradise Palms Subdivision Unit No. 7, as shown by map thereof on file in Book 6 of Plats, Page 86, in the Office of the County Recorder of Clark County, Nevada.

Parcel II:

Lot Thirty-Eight (38) and the North Half (N  1⁄2) of Lot Thirty-Nine (39) in Block Ten (10) of Paradise Palms Subdivision Unit No. 7 as shown by map thereof on File in Book 6 of Plats, Page 86, in the Office of the County Recorder of Clark County, Nevada.

A–1–1

EXHIBIT A-2 TO MASTER LEASE

[LEGAL DESCRIPTION FOR RESOLUTIONS LV LAND]

That portion of the South half (S 1/2) of the Northeast Quarter (NE 1/4) of Section 27, Township 20 South, Range 61 East, M.D.B.&M., Clark County, Nevada, described as follows:

Lot 1 as shown by map thereof in File 121 of Parcel Maps, Page 87 in the Office of the County Recorder, Clark County, Nevada.

A–2–1

EXHIBIT A-3 TO MASTER LEASE

[LEGAL DESCRIPTION FOR GREENHOUSE LAND]

Site 8, Block 1, a Revised Final Plat of portion of Block 1 out of Section 2, Second Revision Brookhollow/Arlington, Tarrant County, Texas, according to the Plat recorded in Volume 388-122, Page 11, Plat Records, Tarrant County, Texas.

A–3–1

EXHIBIT A-4 TO MASTER LEASE

[LEGAL DESCRIPTION FOR RESOLUTIONS ARLINGTON LAND]

TRACT I:

BEING LOT 17 OF WILLIAM O’NEAL ADDITION, AN ADDITION TO THE CITY OF ARLINGTON, TARRANT COUNTY, TEXAS, ACCORDING TO THE MAP THEREOF RECORDED IN VOLUME 388-190, PAGE 90, OF THE PLAT RECORDS OF TARRANT COUNTY, TEXAS.

SAVE AND EXCEPT:

SMALL TRIANGULAR TRACT AT SOUTHWESTERLY CORNER OF LOT 17 THAT IS SHOWN ON PLAT 388-190/90 AS RIGHT-OF-WAY DEDICATION TO THE CITY OF ARLINGTON.

SAVE AND EXCEPT:

BEING A 2.54 ACRE TRACT OF LAND SITUATED IN THE WILLIAM O’NEAL, ABSTRACT NO. 1190, TARRANT COUNTY, TEXAS, SAME BEING A PORTION OF LOT 17, WILLIAM O’NEAL ADDITION, AN ADDITION TO THE CITY OF ARLINGTON, TARRANT COUNTY, TEXAS, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 388-190, PAGE 90, OF THE PLAT RECORDS OF TARRANT COUNTY, TEXAS, SAME BEING A PORTION OF THAT CERTAIN TRACT OF LAND CONVEYED TO JIM SEHGAL & RITA SEHGAL, TRUSTEES OF THE SEHGAL REVOCABLE LIVING TRUST, BY DEED RECORDED IN INSTRUMENT NO. D205028887, OF THE DEED RECORDS OF TARRANT COUNTY, TEXAS, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A 1 INCH IRON ROD FOUND FOR CORNER, SAID POINT BEING THE NORTHWEST CORNER OF SAID LOT 17, SAME BEING THE NORTHWEST CORNER OF SAID 2.54 ACRE TRACT, SAME BEING THE SOUTHWEST CORNER OF LOT 1-B-R, BLOCK 2, OF WALNUT ADDITION, AN ADDITION TO THE CITY OF ARLINGTON, TARRANT COUNTY, TEXAS, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 388-98, PAGE 65, OF SAID PLAT RECORDS, SAME BEING IN THE EAST RIGHT-OF-WAY LINE OF WEST N’ WILD WAY (A VARIABLE WIDTH RIGHT-OF-WAY);

THENCE SOUTH 89 DEGREES 25 MINUTES 42 SECONDS EAST, ALONG THE COMMON NORTH LINE OF SAID LOT 17, THE NORTH LINE OF SAID 2.54 ACRE TRACT, AND THE SOUTH LINE OF SAID A LOT 1-B R, A DISTANCE OF 246.50 FEET TO A POINT FOR CORNER, SAID POINT BEING THE NORTHEAST CORNER OF SAID LOT 17, SAME BEING THE NORTHEAST CORNER OF SAID 2.54 ACRE TRACT, SAME BEING THE NORTHWEST CORNER OF LOT 20, OF WILLIAM O’NEAL ADDITION, AN ADDITION TO THE CITY OF ARLINGTON, TARRANT COUNTY, TEXAS, ACCORDING TO THE PLAT THEREOF RECORDED IN CABINET A, SLIDE 381, OF SAID PLAT RECORDS;

THENCE SOUTH 00 DEGREES 01 MINUTE 12 SECONDS WEST, ALONG THE COMMON EAST LINE OF SAID LOT 17, THE EAST LINE OF SAID 2.54 ACRE TRACT, AND THE WEST LINE OF SAID LOT 20, A DISTANCE OF 490.16 FEET TO A POINT FOR CORNER, SAID POINT BEING THE NORTHEAST CORNER OF A 2,253 SQUARE FOOT TRACT OF LAND DESCRIBED IN WATER SANITARY SEWER EASEMENT EXHIBIT BY GRAHAM ASSOCIATES, INC., PROJECT NO. 874-2423, DATED OCTOBER 2006, APPROVED BY CHARLES F. STARK, STATE OF TEXAS R.P.L.S. NO. 5084, SAME BEING THE SOUTHEAST CORNER OF SAID 2.54 ACRE TRACT;

THENCE NORTH 89 DEGREES 25 MINUTES 02 SECONDS WEST, ALONG THE COMMON SOUTH LINE OF SAID 2.54 ACRE TRACT, AND THE NORTH LINE OF SAID EASEMENT, SAME BEING THROUGH THE INTERIOR OF SAID LOT 17, A DISTANCE OF 131.50 FEET TO A POINT FOR CORNER, SAID POINT BEING THE MOST SOUTHERLY SOUTHWEST CORNER OF SAID 2.54 ACRE TRACT, SAME BEING THE NORTHWEST CORNER OF SAID EASEMENT, SAME BEING IN A NON-TANGENT CURVE TO THE RIGHT HAVING A RADIUS OF 365.00 FEET, AND A DELTA ANGLE OF 05 DEGREES 37 MINUTES 30 SECONDS, SAME BEING IN THE EAST RIGHT OF-WAY LINE OF SAID WEST N’ WILD WAY.

A–4–1

THENCE IN A NORTHWESTERLY DIRECTION, ALONG SAID EAST RIGHT-OF-WAY LINE, THE WEST LINE OF SAID 2.54 ACRE TRACT, THE WEST LINE OF SAID LOT 17, AND ALONG SAID CURVE TO THE RIGHT, AN ARC DISTANCE OF 35.83 FEET, AND A CHORD BEARING AND DISTANCE OF NORTH 51 DEGREES 08 MINUTES 33 SECONDS WEST, 35.82 FEET TO A CUT “X” IN CONCRETE SET FOR CORNER, SAID POINT BEING ON ANGLE POINT IN THE WEST LINE OF SAID LOT 17, AND SAID 2.54 ACRE TRACT;

THENCE NORTH 26 DEGREES 07 MINUTES 17 SECONDS WEST, ALONG THE COMMON WEST LINE OF SAID LOT 17 AND SAID 2.54 ACRE TRACT, AND SAID EAST RIGHT-OF-WAY LINE, A DISTANCE OF 194.56 FEET TO A 3/8 INCH IRON ROD FOUND FOR CORNER, SAID POINT BEING ON ANGLE POINT IN THE WEST LINE OF SAID LOT 17, AND SAID 2.54 ACRE TRACT;

THENCE NORTH 00 DEGREES 20 MINUTES 42 SECONDS WEST, ALONG THE COMMON WEST LINE OF SAID LOT 17, AND SAID EAST RIGHT-OF-WAY LINE, A DISTANCE OF 294.94 FEET TO THE POINT OF BEGINNING AND CONTAINING 110.719 SQUARE FEET OR 2.54 ACRES OF COMPUTED LAND.

SAVE AND EXCEPT:

BEING A 891 SQUARE FEET ACRE TRACT OF LAND, MORE OR LESS, SITUATED IN THE COUNTY OF TARRANT STATE OF TEXAS, BEING OUT OF THE WILLIAM O’NEAL SURVEY, ABSTRACT NO. 1190, TARRANT COUNTY, TEXAS, BEING OUT OF THE WILLIAM O’NEAL ADDITION, AS RECORDED IN VOLUME 388-190, PAGE 90, PLAT RECORDS, TARRANT COUNTY, TEXAS, BEING A PORTION OF LOT 17 AS CONVEYED BY ARLINGTON ACCOMMODATION L.P. TO JAY SEHGAL AND RITA SEHGAL TRUSTEES OF THE SEHGAL REVOCABLE LIVING TRUST BY DEED DATED JANUARY 31, 2005 AND RECORDED IN CLERKS RECORDS D205028887, DEED RECORDS, TARRANT COUNTY, TEXAS, WHICH 0.020 ACRE TRACT OF LAND, MORE OR LESS, IS MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A  1⁄2 INCH IRON ROD FOR CORNER SAID POINT BEING THE SOUTHEAST CORNER OF SAID LOT 17 AND BEING THE SOUTHWEST CORNER OF LOT 20 OF THE ERNESTO ROIS-MENDEZ TRACT, A RECORDED IN CLERKS RECORDS D205135730, DEED RECORDS, TARRANT COUNTY, TEXAS, ALSO BEING IN THE EXISTING NORTH RIGHT-OF-WAY LINE OF I.H. 30 (A VARIABLE WIDTH R.O.W.), SAID BEGINNING POINT ALSO BEING 239.79 FEET NORTH OF AND AT RIGHT ANGLES TO PROPOSED CENTERLINE SURVEY STATION 708+54.70 OF I.H. 30 (A VARIABLE WIDTH R.O.W.);

THENCE SOUTH 89 DEGREES 50 MINUTES 37 SECONDS WEST, ALONG SAID NORTH RIGHT-OF-WAY LINE, FOR A DISTANCE OF 0.29 FEET TO A POINT FOR CORNER;

THENCE NORTH 75 DEGREES 16 MINUTES 36 SECONDS WEST, CONTINUING ALONG SAID NORTH RIGHT-OF-WAY LINE, FOR A DISTANCE OF 83.34 FEET TO A SET TXDOT TYPE II ROW MONUMENT FOR CORNER;

THENCE NORTH 89 DEGREES 25 MINUTES 02 SECONDS EAST, LEAVING SAID NORTH RIGHT-OF-WAY LINE, FOR A DISTANCE OF 80.70 FEET TO A SET TXDOT 5/8 INCH IRON ROD FOR CORNER;

THENCE SOUTH 00 DEGREES 31 MINUTES 06 SECONDS EAST, FOR A DISTANCE OF 22.00 FEET TO THE POINT OF BEGINNING.

TRACT II:

BEING A 2.54 ACRE TRACT OF LAND SITUATED IN THE WILLIAM O’NEAL, ABSTRACT NO. 1190, TARRANT COUNTY, TEXAS, SAME BEING A PORTION OF LOT 17, WILLIAM O’NEAL ADDITION, AN ADDITION TO THE CITY OF ARLINGTON, TARRANT COUNTY, TEXAS, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 388-190, PAGE 90, OF THE PLAT RECORDS OF TARRANT COUNTY, TEXAS, SAME BEING A PORTION OF THAT CERTAIN TRACT OF LAND CONVEYED TO JIM SEHGAL & RITA SEHGAL, TRUSTEES OF THE SEHGAL REVOCABLE LIVING TRUST, BY DEED RECORDED IN INSTRUMENT NO. D205028887, OF THE DEED RECORDS OF TARRANT COUNTY, TEXAS, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Signature Page to Master Lease

BEGINNING AT A 1 INCH IRON ROD FOUND FOR CORNER, SAID POINT BEING THE NORTHWEST CORNER OF SAID LOT 17, SAME BEING THE NORTHWEST CORNER OF SAID 2.54 ACRE TRACT, SAME BEING THE SOUTHWEST CORNER OF LOT 1-B-R, BLOCK 2, OF WALNUT ADDITION, AN ADDITION TO THE CITY OF ARLINGTON, TARRANT COUNTY, TEXAS, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 388-98, PAGE 65, OF SAID PLAT RECORDS, SAME BEING IN THE EAST RIGHT-OF-WAY LINE OF WEST N’ WILD WAY (A VARIABLE WIDTH RIGHT-OF-WAY);

THENCE SOUTH 89 DEGREES 25 MINUTES 42 SECONDS EAST, ALONG THE COMMON NORTH LINE OF SAID LOT 17, THE NORTH LINE OF SAID 2.54 ACRE TRACT, AND THE SOUTH LINE OF SAID A LOT 1-B R, A DISTANCE OF 246.50 FEET TO A POINT FOR CORNER, SAID POINT BEING THE NORTHEAST CORNER OF SAID LOT 17, SAME BEING THE NORTHEAST CORNER OF SAID 2.54 ACRE TRACT, SAME BEING THE NORTHWEST CORNER OF LOT 20, OF WILLIAM O’NEAL ADDITION, AN ADDITION TO THE CITY OF ARLINGTON, TARRANT COUNTY, TEXAS, ACCORDING TO THE PLAT THEREOF RECORDED IN CABINET A, SLIDE 381, OF SAID PLAT RECORDS;

THENCE SOUTH 00 DEGREES 01 MINUTE 12 SECONDS WEST, ALONG THE COMMON EAST LINE OF SAID LOT 17, THE EAST LINE OF SAID 2.54 ACRE TRACT, AND THE WEST LINE OF SAID LOT 20, A DISTANCE OF 490.16 FEET TO A POINT FOR CORNER, SAID POINT BEING THE NORTHEAST CORNER OF A 2,253 SQUARE FOOT TRACT OF LAND DESCRIBED IN WATER SANITARY SEWER EASEMENT EXHIBIT BY GRAHAM ASSOCIATES, INC., PROJECT NO. 874-2423, DATED OCTOBER 2006, APPROVED BY CHARLES F. STARK, STATE OF TEXAS R.P.L.S. NO. 5084, SAME BEING THE SOUTHEAST CORNER OF SAID 2.54 ACRE TRACT;

THENCE NORTH 89 DEGREES 25 MINUTES 02 SECONDS WEST, ALONG THE COMMON SOUTH LINE OF SAID 2.54 ACRE TRACT, AND THE NORTH LINE OF SAID EASEMENT, SAME BEING THROUGH THE INTERIOR OF SAID LOT 17, A DISTANCE OF 131.50 FEET TO A POINT FOR CORNER, SAID POINT BEING THE MOST SOUTHERLY SOUTHWEST CORNER OF SAID 2.54 ACRE TRACT, SAME BEING THE NORTHWEST CORNER OF SAID EASEMENT, SAME BEING IN A NON-TANGENT CURVE TO THE RIGHT HAVING A RADIUS OF 365.00 FEET, AND A DELTA ANGLE OF 05 DEGREES 37 MINUTES 30 SECONDS, SAME BEING IN THE EAST RIGHT OF-WAY LINE OF SAID WEST N’ WILD WAY.

THENCE IN A NORTHWESTERLY DIRECTION, ALONG SAID EAST RIGHT-OF-WAY LINE, THE WEST LINE OF SAID 2.54 ACRE TRACT, THE WEST LINE OF SAID LOT 17, AND ALONG SAID CURVE TO THE RIGHT, AN ARC DISTANCE OF 35.83 FEET, AND A CHORD BEARING AND DISTANCE OF NORTH 51 DEGREES 08 MINUTES 33 SECONDS WEST, 35.82 FEET TO A CUT “X” IN CONCRETE SET FOR CORNER, SAID POINT BEING ON ANGLE POINT IN THE WEST LINE OF SAID LOT 17, AND SAID 2.54 ACRE TRACT;

THENCE NORTH 26 DEGREES 07 MINUTES 17 SECONDS WEST, ALONG THE COMMON WEST LINE OF SAID LOT 17 AND SAID 2.54 ACRE TRACT, AND SAID EAST RIGHT-OF-WAY LINE, A DISTANCE OF 194.56 FEET TO A 3/8 INCH IRON ROD FOUND FOR CORNER, SAID POINT BEING ON ANGLE POINT IN THE WEST LINE OF SAID LOT 17, AND SAID 2.54 ACRE TRACT;

THENCE NORTH 00 DEGREES 20 MINUTES 42 SECONDS WEST, ALONG THE COMMON WEST LINE OF SAID LOT 17, AND SAID EAST RIGHT-OF-WAY LINE, A DISTANCE OF 294.94 FEET TO THE POINT OF BEGINNING AND CONTAINING 110.719 SQUARE FEET OR 2.54 ACRES OF COMPUTED LAND.

Signature Page to Master Lease

EXHIBIT B TO MASTER LEASE

[FORM OF GUARANTY AGREEMENT]

MASTER LEASE GUARANTY

THIS MASTER LEASE GUARANTY (this “Guaranty”) is made by AAC Holdings, Inc., a Nevada corporation (“Guarantor”), as of the 9th day of August, 2017, in favor of MRT of Nevada—ATF, LLC, a Delaware limited liability (“MRT Las Vegas”) and MRT of Texas—ATF, LLC, a Delaware limited liability company (“MRT Arlington”; and, together with MRT Las Vegas, as their interests may appear, “Landlord”).

WHEREAS, Landlord and Concorde Real Estate, LLC, a Nevada limited liability company (“Concorde”), BHR Greenhouse Real Estate, LLC, a Texas limited liability company (“Greenhouse”), AAC Las Vegas Outpatient Center, LLC, a Delaware limited liability company (“LVOP”), and AAC Dallas Outpatient Center, LLC, a Delaware limited liability company (“DOP”, collectively with Concorde, Greenhouse and LVOP, the “Tenant”), are entering into that certain Master Lease Agreement, dated as of July 31, 2017, pertaining to the leasing of the following facilities located at (a) 3441 S. Eastern Avenue, Las Vegas, Nevada, 89169, (b) 1000 Main Street, Las Vegas, Nevada 89101, (c) 2301 Avenue J, Arlington, Texas 76006, and (d) 1075 Wet N Wild Way, Arlington, Texas 76011 (the “Master Lease”); and

WHEREAS, Landlord requires, as a condition to its execution of the Master Lease, that Guarantor guaranty to Landlord the performance of Tenant’s obligations under the Master Lease; and

WHEREAS, Guarantor and Tenant are affiliates and, as such, Guarantor is desirous that Landlord enter into the Master Lease; and

WHEREAS, unless otherwise specifically noted, all capitalized terms used in this Guaranty shall have the same meaning as are ascribed to such terms in the Master Lease.

NOW, THEREFORE, in consideration of the execution of the Master Lease by Landlord and other good and valuable consideration and intending to be legally bound hereby, Guarantor hereby unconditionally guaranties to Landlord, its successors and assigns as follows:

1. Guarantor hereby absolutely, irrevocably, and unconditionally guarantees the full payment by Tenant of all rent and other amounts and charges required to be paid by Tenant pursuant to the Master Lease, and the full performance by Tenant of all other obligations on the part of Tenant to be performed under the Master Lease, including, but not limited to, the regulatory compliance matters set forth in Section 6 of the Master Lease, the environmental obligations set forth in Section 7 of the Master Lease (hereinafter collectively referred to as the “Guaranteed Obligations”).

2. Landlord shall have the right, from time to time, and at any time, in its sole discretion, without notice to or consent from the undersigned, and without affecting, impairing or discharging in whole or in part, the Guaranteed Obligations or the obligations of the undersigned hereunder, to (a) modify, change, extend, alter, amend, or supplement in any respect whatsoever, the Master Lease, or any agreement or transaction between Landlord and Tenant, or any portion or provision thereof, (b) grant extensions of time and other indulgences of any kind to Tenant, and (c) compromise, release, substitute, exercise, enforce or fail to refuse to exercise or enforce any claims, rights, or remedies of any kind which Landlord may have at any time against Tenant. Landlord shall thereafter notify Guarantor of such occurrences.

3. Guarantor hereby waives, to the fullest extent permitted by applicable laws, for the benefit of the Landlord: (a) any right to require the Landlord, as a condition of payment or performance by such Guarantor, to (i) proceed against any Tenant, any other guarantor (including any other guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Tenant, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Landlord in favor of any Tenant or any other Person, or (iv) pursue any other remedy in the power of the Landlord whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense (other than payment in full of the Guaranteed Obligations) of Tenant or any other guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Tenant or any other guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) intentionally omitted; (d) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder; (e) any defense based on any rights to recoupments and counterclaims; (f) any defense based on notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Master Lease or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Tenant and notices of any of the matters referred to in this Section 3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than payment in full of the Guaranteed Obligations).

4. Landlord may assign this Guaranty in whole or in part to Landlord’s successor in interest under the Master Lease upon written notice to Guarantor, and no assignment of this Guaranty shall operate to extinguish or diminish the liability of the undersigned hereunder.

5. The liability of Guarantor under this Guaranty shall be primary under any right of action which shall accrue to Landlord under the Master Lease, and Landlord may, at its option, proceed against Guarantor without having to commence any action against Tenant or obtain any judgment against Tenant. This is a guaranty of payment and not of collection.

6. The obligations of Guarantor hereunder shall not be affected, impaired or discharged, in whole or in part, by reason of: (a) the entry of an order for relief pursuant to the United States Bankruptcy Code by or against Tenant; or (b) the proposal of or the consummation of a plan of reorganization concerning Tenant.

7. Intentionally Omitted.

8. Intentionally Omitted.

9. The waiver of any right by Landlord or its failure to exercise promptly any right shall not be construed as a waiver of any other right including the right to exercise the same at any time thereafter. No waiver or modification of any of the terms or conditions of this Guaranty shall be binding against Landlord, unless such waiver or modification is in writing signed by Landlord. No delay on Landlord’s part in exercising any right, power or privilege under this Guaranty or any other document executed in connection herewith shall operate as a waiver of any such privilege, power or right. Notwithstanding the foregoing, the waiver of any right by Landlord under the Master Lease shall be a waiver with respect to the Guarantor.

10. If any term, covenant or condition of this Guaranty, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, covenants and conditions of this Guaranty, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

11. The obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any portion of any payment or performance hereunder is subsequently avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise under the federal Bankruptcy Code or other similar laws or such payment(s) is otherwise set aside, and this Guaranty shall be deemed automatically restored and reinstated in such event until Landlord has been fully paid and indefeasibly recovered the full benefit of the full payment and performance due under the Master Lease and this Guaranty.

12. All rights and remedies of Landlord are cumulative and not alternative. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Delaware and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said State. In any action brought by Landlord to enforce any of its rights under or arising from this Guaranty, Landlord shall be entitled to receive its costs and legal expenses including reasonable attorneys’ fees, whether such action is prosecuted to judgment or not in the event Landlord prevails in the enforcement of the same.

13. Upon expiration or termination of the Master Lease and upon Tenant’s full satisfaction of its obligations thereunder, this Guaranty shall automatically terminate and be of no further force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed as of the date first written above.

AAC Holdings, Inc., a Nevada corporation

By:
Kirk Manz, Chief Financial Officer

SCHEDULE 3.1 TO MASTER LEASE

[ALLOCATION OF INITIAL FIXED ANNUAL RENT AND INITIAL FIXED MONTHLY RENT]

Facility	Initial Fixed Annual Rent	Initial Fixed Monthly Rent
Desert Hope Facility	$262,500.00	$21,875.00
Resolutions LV Facility	$831,250.00	$69,270.83
Greenhouse Facility	$262,500.00	$21,875.00
Resolutions Arlington Facility	$831,250.00	$69,270.83

Schedule 3.1

SCHEDULE 6.3 TO MASTER LEASE

[SCHEDULE OF PERMITTED USES]

Facility	Facility Description and Permitted Use
Desert Hope Facility	An outpatient drug and alcohol treatment facility located in Clark County, Nevada.

Resolutions LV Facility	A sober lodging facility located in Clark County, Nevada.

Greenhouse Facility	An outpatient drug and alcohol treatment facility located in Tarrant County, Texas.

Resolutions Arlington Facility	A sober lodging facility located in Tarrant County, Texas.

Schedule 6.3

SCHEDULE 6.5 TO MASTER LEASE

[SCHEDULE OF SCOPE OF WORK DOCUMENTS RELATING TO RESOLUTIONS ARLINGTON FACILITY]

1.	Standard Form of Agreement (AIA Document A107-2007) between Owner and Contractor (Lone Star Builders) dated June 12, 2017, and all documentation related thereto;

2.	Standard Form of Agreement (AIA Document A101-2007) between Owner and Contractor (Manes Trucking, Inc.) dated April 2017, and all documentation related thereto;

3.	Letter Agreement with Waterscapes dated June 9, 2017, and all documentation related thereto;

4.	Extreme Electric Proposal dated April 7, 2017, and all documentation related thereto;

5.	Hewitt Landscaping proposal/agreement and all documentation related thereto; and

6.	F.F.& E. proposal/agreement and all documentation related thereto.

Schedule 6.5

SCHEDULE 7.11 TO MASTER LEASE

[SCHEDULE OF GAS/PROPANE TANKS, UNDERGROUND OR ABOVEGROUND STORAGE TANKS, ETC.]

None.

Schedule 7.11

SCHEDULE 13.2.5.1 TO MASTER LEASE

[SCHEDULE OF TOTAL INVESTMENT COSTS PER FACILITY AS OF COMMENCEMENT DATE]

Facility	Total Investment Costs of Landlord as of Commencement Date
Desert Hope Facility	$3,000,000.00
Resolutions LV Facility	$9,500,000.00
Greenhouse Facility	$3,000,000.00
Resolutions Arlington Facility	$9,500,000.00

Schedule 13.2.5.1